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                                                                Exhibit 10.23

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT (this "Agreement"), entered into this 17th day of October, 1996 by and among AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE ACQUISITION CORP., a Washington corporation ("Purchaser"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE, INC., a Washington corporation (the "Company", which is also sometimes hereinafter referred to as the "Seller"), having its principal offices at 1417 4th Avenue, Third Floor, Seattle, Washington 98101-2219; and CRAIG DIEFFENBACH ("Dieffenbach", who is also sometimes hereinafter referred to as the "SO Stockholder"), the principal stockholder of the Company.

                              W I T N E S S E T H:

      The Company is engaged in the production of regional web sites that showcase metropolitan areas and, in connection therewith, the development of web sites for individual businesses to represent them on the regional web sites and, also in connection therewith, the sale of advertising on the aforesaid regional web sites (the foregoing being hereinafter defined as the "Business"). Seller desires to sell and, to the extent applicable, assign to Purchaser certain assets and properties of the Company, and Purchaser desires to acquire certain assets and properties, but no liabilities of, the Company.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

      1. Purchase and Sale of Assets.

            1.1 Sale of Assets. On the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 hereof), Seller shall sell, convey, transfer, deliver, assign and set over to Purchaser and Purchaser shall purchase and accept from Seller, all of the properties, assets, rights and interests of the Company of every kind and description whatsoever and wherever located, tangible and intangible, real, personal and mixed, as they shall exist at the time of the Closing including, without limitation, the following, free and clear of any Lien (as such term is hereinafter defined) whatsoever, but excluding all "Retained Assets" (as such term is defined in Section 1.2 hereof) (the "Assets"):

            (a) the parcels of land owned by Seller, if any, and all buildings, improvements, fixtures, fixed assets and personalty owned by Seller annexed, affixed or attached to such land (the


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            "Real Property");

            (b) all machinery and other equipment, tools and dies, furniture, fixtures, vehicles and other transportation equipment, office supplies and all other fixed assets which are not included within the Real Property but are carried on the books and records of the Seller or are primarily utilized in the conduct of the Business;

            (c) all packaging and shipping materials, all raw materials (whether in transit or otherwise), in process and finished goods and products inventory, and consigned goods of the Seller and its Business;

            (d) the full benefit subject to burden (so far as same are capable of assignment) of all leases and other agreements and contracts to which the Seller is a party or a third party beneficiary, including all purchase orders, purchase con tracts, sales orders and sales contracts (other than this Agreement);

            (e) all rights to the extent the Seller has prepaid expenses; (f) all permits and authorizations (so far as same are capable of assignment) owned by the Seller;

            (g) certain insurance policies owned by the Seller set forth on
            Schedule 1.1(g) hereto;

            (h) all patents and patent applications owned by the Seller;

            (i) all trademarks, trademark applications, service marks, trade names and trade name applications owned or (if any) licensed by the, including all rights to use the name "Seattle Online" and all other names, logos and slogans used by the Seller;

            (j) all intellectual property rights not otherwise covered by Sections l.l(h) and l.l(i) hereof, including, without limita tion, all know-how, copyrights, copyright registrations, copyright applications for registration, trade secrets, techniques, formulas, inventions, drawings, processes, engineering data, directions, software, computer programs, databases and other technical information and specifications owned by the Seller or used in the operation of the Business (the assets described in Sections 1.1(h), (i) and (j) are sometimes hereinafter referred to as "Proprietary Rights");

            (k) all notes receivable and accounts receivable owned by the Seller;


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            (l) all claims, refunds, causes of action, causes in action, rights of recovery and rights of set-off of every kind and nature, except those relating to liabilities which (i) are not included within the "Assumed Liabilities" (as such term is defined in Section 1.3 hereof) or (ii) are related to the Retained Assets;

            (m) all surety bonds, performance bonds, guarantees and letters of credit; and

            (n) subject to the obligations of Seller pursuant to Section 5.6 hereof, all books and records of the Seller pertaining to the Assets.

            1.2 Retained Assets. Any provision of this Agreement to the contrary notwithstanding, the following properties, assets, rights and interests (the "Retained Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Assets:

            (a) all monies to be received by Seller under this Agreement and all other rights of Seller hereunder;

            (b) all tax refunds and other rights (including, without limitation, rights to indemnification) and claims of the Seller in respect of or relating to (i) tax liabilities not assumed by Purchaser and any other liabilities not assumed by Purchaser or (ii) any other Retained Assets;

            (c) the cash and cash equivalents of the Seller on hand, in banks or wherever located, certificates of deposit, commercial paper and securities that do not constitute prepayments or security deposits or bondings by Seller;

            (d) all other assets, properties and rights, if any, identified on
            Schedule 1.2 hereto;

            (e) the employment agreements between the Seller and any employee of Seller; and

            (f) any other properties, assets, rights and interests of the Company which Purchaser, by written notice to Seller on the Closing Date (as defined in Section 2.1 hereof), shall advise Seller are not included in the Assets.

            1.3 Assumption of Liabilities. Purchaser, upon the sale and purchase of the Assets, shall not assume, and shall not be obligated, primarily, secondarily, or otherwise, to pay and discharge any liabilities of any type or nature whatsoever, absolute, contingent or otherwise, of the Seller or associated with any of the Assets or the Business, other than those liabilities, if


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any, expressly set forth on Schedule 1.3 to this Agreement (the "Assumed
Liabilities").

            1.4 Limitations on Assumption. Any provision of this Agreement to the contrary notwithstanding, Purchaser will not and does not assume the following liabilities and obligations (the "Retained Liabilities") of Seller even if, to any extent, they arose in connection with, were incurred by or were related to, the Assets or the use of the Assets in connection with the Business:

            (a) any indebtedness (the "Debt") of Seller for borrowed money;

            (b) any obligation or liability of Seller to Purchaser created by this Agreement;

            (c) any obligation or liability of Seller arising out of or incurred in respect of any transaction occurring on or after the Closing Date unrelated to the Assets or Purchaser's operation of the Business;

            (d) unpaid fees and expenses of Seller's investment bankers, brokers, counsel, accountants or other experts incurred in connection with the negotiation of this Agreement and related documentation and the execution and delivery of the same and the closing of the transactions contemplated hereby and thereby;

            (e) any obligation or liability of Seller for any of the following:
            (i) federal, state, local or foreign income Taxes incurred for periods through the date of Closing ("pre-Closing Periods"); (ii) federal, state, local or foreign Taxes payable with regard to any sale, conveyance, assignment, transfer or delivery by Seller to Purchaser at the Closing pursuant to this Agreement including, without limitation, with regard to the Assets; (iii) any other Taxes incurred by the Seller for pre-Closing Periods; and (iv) interest, additions and penal ties incurred in respect of any of the Taxes referred to in clauses (i), (ii) or (iii) of this paragraph (f); and

            (f) the liabilities associated with the agreements referred to in Sections 1.2(e) and (f), if any.

            For purposes of this Agreement, "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer,


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            registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever.

            1.5 Purchase Price.

            (a) In consideration of the sale and transfer of the Assets by Seller to Purchaser, at Closing Purchaser shall assume the Assumed Liabilities, if any, and pay to Seller the following (the "Purchase Price"):

                  (i) the sum of $300,000 (the "Cash Sum"); and

                  (ii) 25,000 shares (being sometimes hereinafter referred to as the "Creditor Shares") of the common stock, $0.01 par value per share ("AUGI Common Stock"), of American United Global, Inc., a Delaware corporation ("AUGI").

            (b) At Closing, the Cash Sum shall be transferred by Purchaser by certified bank check or by wire transfer of immediately available funds, and the Creditor Shares shall be delivered by hand, to the creditors of Seller as directed by Seller in full settlement of their claims, as set forth on Schedule 1.5(b), against Seller, the Assets and the Business and against receipt of a pay-off, release and settlement letter by such creditors satisfactory to Seller and to Purchaser and receipt by Purchaser, in form and substance satisfactory to Purchaser, from each acquiror of Creditor Shares of a Subscription Agreement and an Offeree Questionnaire in the forms of Exhibits G and H hereto.

            1.6 Discharge of Indebtedness. At the Closing, upon payment of the Purchase Price Seller shall cause all documents and instruments, in recordable form as appropriate, necessary to fully release and discharge the Debt, if any, owed on the Closing Date and any other liabilities of Seller, together with all liens, mortgages, deeds of trust, security interests, pledges and other encumbrances securing the same, to be executed, delivered and/or filed, as the case may be, all in form and in substance satisfactory to Purchaser.

            1.7 Personnel, Labor and ERISA Matters

            (a) Employee Benefit Plans. All the plans, benefits, and programs of Seller of the nature or type referred to in Section 3.17 shall be terminated by Seller on and as of Closing and, in any event, Purchaser shall have no obligations whatsoever in respect of such plans or to continue the employment of any person whatsoever.

            (b) Welfare Plans; Employees. The employment of each employee of the Seller in respect of the Business shall


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            terminate on and as of the Closing, and Purchaser shall have no obligation whatsoever to hire any such employees. However, it is Purchaser's present intention to extend an offer of new employment with Purchaser, on terms and conditions to be determined by Purchaser, to substantially all of the current full-time employees of Seller.

            1.8 Pre-Closing Purchase Price Adjustment; Additional Closing Condition. The parties hereto expressly acknowledge and agree that notwithstanding any other provision of this Agreement to the contrary, on the terms and conditions set forth in this Section 1.8 the Purchase Price may be adjusted by the parties prior to the Closing and a special Closing condition may arise, as follows:

            (a) In the event that from the date hereof through the Closing Date, an event or condition, should occur which results in a material breach of Seller's representations or warranties hereunder, Purchaser shall promptly give Seller notice of the same in substantially the same manner as notice would be given for indemnification claims pursuant to Article 12 hereof. In addition to whatever other information is included in such notice to Seller, Purchaser, to the best of its ability, shall advise Seller of the dollar value of Purchaser's claim with respect to such breach.

            (b) Within two (2) days of receipt of such notice (assuming, for this purpose, that the same is received prior to the Closing Date), Seller shall respond to Purchaser's notice. Such response may include an acceptance or a rejection of the validity of Purchaser's claim or the valuation thereof or a request for additional information.

            (c) To the extent that the parties agree on the value and validity of any such claim on or prior to the Closing Date, if the aggregate agreed value of any such claims between the date hereof and the Closing Date is greater than Ten Thousand Dollars ($10,000) but less than One Hundred Thousand Dollars ($100,000), Seller agrees that with respect to each such claim Seller shall pay the amount of such claim to Purchaser. In the event that the aggregate agreed value of such claims exceeds One Hundred Thousand Dollars ($100,000), Seller shall also have the option to pay the amount of the same to Purchaser but may elect instead not to complete the Closing. Any payments by Seller pursuant to this Section shall be made by wire transfer of immediately available funds to Purchaser's account.

            1.9 Taxes on Sale. Seller shall bear the burden and be responsible for the payment of all Taxes payable with respect to the sale, conveyance, assignment, transfer or delivery of the Assets to Purchaser at Closing pursuant to this Agreement.


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      2. Closing.

            2.1 Time and Place. The consummation of the purchase and sale of the Assets and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M. on October 22, 1996 (the "Closing Date") at the offices of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, 153 East 53rd Street, New York, New York, or at such other time and place as the parties hereto may agree in writing.

            2.2 Obligations of Purchaser at Closing. At the Closing, if the conditions to Purchaser's obligations set forth in Section 1.6 and 6 hereof have been satisfied or waived by Purchaser, then, against tender by Seller of the documents set forth in Section 2.3 hereof, Purchaser shall perform its obligations to be performed under this Agreement on or prior to Closing and shall pay and deliver the Purchase Price as set forth in Section 1.5 of this Agreement.

            2.3 Obligations of Seller at Closing. At the Closing, if the conditions to Seller's obligations set forth in Section 7 hereof have been satisfied or waived by Seller, then, against tender by Purchaser of the Purchase Price and the other items, if any, set forth in Section 2.2 hereof, Seller shall execute and deliver or cause to be executed and delivered to Purchaser all of the following and such other documentation as is necessary to consummate the transactions contemplated hereunder:

            (i) with respect to the Real Property, if any, special warranty deeds conveying title to Purchaser satisfactory in form and in substance to the Purchaser;

            (ii) with respect to the lease listed in Schedule 3.10 hereto (the "Lease"), an assignment and assumption agreement satisfactory to Purchaser in form and in substance;

            (iii) assignments of all of Seller's rights under all contracts and agreements (exclusive of the Lease) which are included in the Assets (other than those covering Retained Assets) satisfactory to Purchaser in form and in substance;

            (iv) assignments to Purchaser of that portion of the Assets which consist of Proprietary Rights and any other intangible property of an intellectual property nature satisfactory to Purchaser in form and in substance;

            (v) a bill of sale from Seller and such other assignments, endorsements, and instruments of conveyance and transfer as shall be necessary in order to sell, assign and transfer the Assets not covered by clauses (i) through (iv) and (x) of this Section 2.3 to Purchaser, in each case


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      satisfactory to Purchaser in form and in substance;

            (vi) all documents and instruments necessary to release of record or otherwise evidence the satisfaction of the mortgages, liens, security interests and encumbrances listed in Schedule 2.3(vi) hereto, if any;

            (vii) the letters of instruction described in Section 5.4 hereof, if any;

            (viii) the pay-off letter described in Section 1.6 hereof, if applicable;

            (ix) the instrument described in Section 5.4 hereof authorizing Purchaser and its representatives to endorse Seller's name on checks, drafts, notes and other documents received in payment of any accounts receivable or other property included in the Assets sold to Purchaser under this Agreement; and

            (x) all documents necessary to effectuate the assignment of the insurance policies covered by Section 1.1(g) hereof, if any.

      3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SO STOCKHOLDER.

            The Seller and the SO Stockholder, jointly and severally, hereby represent and warrant to the Purchaser and AUGI as follows, it being understood and agreed that neither AUGI nor the Purchaser is or will be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Seller or the SO Stockholder in this Agreement and that no due diligence investigation undertaken by AUGI or the Purchaser shall in any way be deemed to ascribe any knowledge to AUGI or the Purchaser different from, or in addition to, the following representations and warranties made to AUGI and the Purchaser, or to reduce, effect, or eliminate their complete reliance upon such representations and warranties, and it being further understood and agreed that the survival of each such representation and warranty shall be as set forth in Section 12.2(d) of this Agreement:

            3.1 Ownership of the Stock.

                  (a) The type and number of shares of outstanding securities of the Company on a fully-diluted basis (that is, after giving effect to: (a) the exercise of all outstanding options and warrants to purchase shares of the common stock of the Company (the "Company Common Stock"), (b) the conversion into Company Common Stock of all convertible notes, convertible debentures, shares of


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convertible preferred stock of all series, or other securities convertible into shares of Company Common Stock, and (c) the exercise of all other rights and privileges to receive or acquire shares of Company Common Stock; and (d) there being no other capital stock of the Company issued or outstanding other than the Company Common Stock; and (e) there being no options, warrants, subscription rights, rights of first refusal, convertible securi ties, or other rights to purchase or receive shares of any of the securities referred to in (a), (b),
(c), or (d) preceding), such securities being sometimes hereinafter referred to as the "Stock" or the "Fully Diluted Equity", the record owners thereof, and the record addresses and social security number or tax identification number of each of the stockholders of the Company, are as set forth on Schedule 3.1 annexed hereto. Each stockholder of the Company is the legal and beneficial owner of such stockholder's shares of the Stock enumerated next to such stockholder's name on Schedule 3.1 hereto, free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws (which restrictions are set forth on such Schedule). For purposes of this Agreement, a "Lien" shall mean any mortgage, deed of trust, trust, pledge, vendors' or other lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, any claim, security interest, assignment, or encumbrance of any kind, any negative lien and the filing of or agreement to give any financing statement or similar notice of security interest.

                  (b) Schedule 3.1 accurately sets forth the number of shares of Stock owned of record and beneficially by each SO Stockholder, and all of the Stock has been duly authorized and validly issued, and is fully paid and non-assessable.

            3.2 Valid and Binding Agreement.

                  (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by the Board of Directors of the Company and the stockholders of the Company, and the Company has the full corporate right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company and of Dieffenbach, enforceable against the Company and Dieffenbach in accordance with its terms.

                  (b) Dieffenbach has full legal right, power and authority to execute and deliver this Agreement and to consummate


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the transactions contemplated hereby. This Agreement and, when executed and delivered by each applicable party thereto, the Registration Rights Agreement, the Non-Competition and Non-Disclosure Agreement and the Employment Agreement of Dieffenbach (as such terms are hereinafter defined), constitutes and will constitute the legal, valid and binding obligations of such Dieffenbach (if he is a party to the same), enforceable against such Dieffenbach in accordance with their respective terms.

            3.3 Organization, Good Standing and Qualification.

                  (a) The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington; (ii) has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties; and (iii) is not required, by the nature of its properties or business, to be qualified to do business as a foreign corporation in any other foreign jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company, its properties or assets, its business, or its condition (financial or otherwise).

                  (b) The Company has no subsidiary corporations.

                  (c) True and complete copies of the Articles of Incorporation and By-Laws of the Company (including all amendments thereto), and a correct and complete list of the officers and directors of the Company, are annexed hereto as Schedule 3.3.

            3.4 Capital Structure; Stock Ownership.

                  (a) The authorized and outstanding shares of capital stock of the Company, and the record owners of such shares of capital stock, and all outstanding options, warrants and other securities convertible, exchangeable or exercisable for shares of Company Common Stock, if any, are as set forth on
Schedule 3.4 annexed hereto. Other than as set forth on Schedule 3.4, no other shares of capital stock of the Company are issued or outstanding.

                  (b) Except for the agreements and commitments, if any, specifically and expressly set forth in Schedule 3.4 annexed hereto (all of which agreements and commitments will be terminated and canceled as of the Closing Date, without any payment by the Company), if there are any at the date hereof, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments: (i) obligating the Company to issue, transfer or purchase any shares of its capital stock, or (ii) obligating Dieffenbach or any other stockholder of the Company to transfer any shares of the Stock owned by such stockholder. Other than in respect of the stock purchase rights described in Schedule 3.4, if any, (all of


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which shall be terminated and canceled as of the Closing Date, without any payment by the Company), if there are any at the date hereof, no shares of capital stock of the Company are reserved for issuance pursuant to stock options, warrants, agreements or other rights to purchase capital stock.

            3.5 Investments. The Company does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the business conducted by the Company.

            3.6 Financial Information.

                  (a) Annexed hereto as Schedule 3.6(a) are the unaudited financial statements of the Company as at August 31, 1996, including balance sheets, statements of operations, statements of stockholders' equity, and statements of cash flow, (the "August Financial Statements"). Schedule 3.6(a) also includes the unaudited financial statements of the Company as at September 30, 1996 and for the one month then ended, including balance sheets and statements of operations for the fiscal periods then ended (the "September Financial Statements"). Such August Financial Statements and September Financial Statements are herein collectively referred to as the "Financial Statements".

                  (b) The Financial Statements: (i) are true, complete and correct in all respects and present fairly the financial position of the Company as of the dates thereof and for the periods reflected therein, all in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis; (ii) make full and adequate provision, in accordance with generally accepted accounting principles applied on a consistent basis, for the various assets and liabilities of the Company, and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein; (iii) reflect only assets and liabilities and results of operations and transactions of the Company, and do not include or reflect any assets, liabilities or transactions of any corporation or entity except the Company; and
(iv) were prepared from, and are consistent with, the books and records of the Company, which accurately and consistently reflect all transactions to which the Company was and is a party; provided, that the Financial Statements omit footnote disclosures required under GAAP and are subject to fiscal year end audit adjustments which would not, individually or in the aggregate, be material.

                  (c) Except as expressly set forth in the Financial Statements and/or in the Schedules to this Agreement, or arising in the normal course of the Company's business since September 30, 1996 (the "Stub Period End"), there are as at the date hereof, no


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liabilities or obligations (including, without limitation, any tax liabilities or accruals) of the Company, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are, singly or in the aggregate, material.

                  (d) Schedule 3.6(d) annexed hereto contains: (i) an aging schedule of accounts receivable and accounts payable of the Company as at the "Stub Period Date" (ii) a list of the outstanding principal balance of and approximate accrued interest on all indebtedness (other than accounts payable), loans and/or notes payable of the Company as of the Stub Period Date; (iii) a list of any leasehold or other contractual obligations of the Company to any of the stockholders of the Company (if any), and/or any of their respective Affiliates on the date hereof; (iv) a list of all obligations of the Company guaranteed by any of the stockholders of the Company (if any), and/or any of their respective Affiliates on the date hereof, and the terms of such guarantees; (v) a list reflecting the nature and amount of all obligations owed to the Company on the date hereof by any of the stockholders of the Company (if any), and/or any of their respective Affiliates; and (vi) a list reflecting the nature and amount of all obligations owed by the Company on the date hereof to any of the stockholders of the Company (if any), and/or any of their respective Affiliates. Wherever used in this Agreement, the term "Affiliate" means, with respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

            3.7 No Material Changes; Absence of Undisclosed Liabilities. (a) Except as and to the extent described in Schedule 3.7 annexed hereto (which Schedule may make reference to specific portions of any other Schedule hereto or to any other document(s) referred to in this Agreement which has heretofore been delivered to Purchaser provided that the facts so referred to and their relevance to this representation and warranty shall be apparent upon review of the portion of the Schedule to which such reference is made without review of underlying documentation), since the Stub Period End, the business of the Company has continued to be operated only in the ordinary course, and there has not been:

                        (i) Any material adverse change in the condition (financial or otherwise), operations, business, properties, or prospects of the Company from that shown in the most recent August Financial Statements, or any material transaction or commitment effected or entered into outside of the normal course of the Company's business;

                        (ii) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the


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business, operations, assets, properties, condition (financial or otherwise), or prospects of the Company;

                        (iii) Any declaration, setting aside or payment of any dividend or other distribution with respect to the Stock, any other payment of any kind by the Company to any of its stockholders or any of their respective Affiliates outside of the ordinary course of business, any forgiveness of any debt or obligation owed to the Company by any of its stockholders or any of their respect ive Affiliates, or any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of the Company;

                        (iv) Any claim or liability incurred by the Company for any damages, material to the Business or the Assets, taken as a whole, for negligence or other tort or breach of contract, or the occurrence of any act or omission or condition which might reasonably be expected to be a basis for the same;

                        (v) (a) Any increase in the benefits of or compensation payable or to become payable to officers or employees (including any such increase pursuant to any welfare bonus, pension, profit-sharing or other plan or commitment) of the Company or any grant of any severance or termination pay to any officer or employee of the Company, or (b) any employment agreement or consulting agreement entered into by the Company with any person or entity;

                        (vi) Any write down in the value of any material amount of inventory included in the Assets other than in the ordinary course of business and in amounts consistent with the Company's practice;

                        (vii) Any write off as uncollectible or forgiveness of any notes or accounts receivable included in the Assets other than in the ordinary course of business and in amounts consistent with the Company's practice;

                        (viii) Any change in any method of accounting or accounting practice employed by the Seller;

                        (ix) Any contract or agreement entered into other than in the ordinary course of business or as otherwise permitted by this Agreement;

                        (x) Any purchase order or contract accepted or entered into for the sale of any product or service with the intention or reasonable expectation to sell the same at a loss;

                        (xi) Any sale, other disposition of, or acquisition of inventory except in the ordinary course of business or as


                          Page 13 - Asset Purchase Agt-
permitted by this Agreement;

                        (xii) Commission of any act or omission to do anything which would cause a breach of any contract to which Seller is a party or by which it is bound, which breach would be materially adverse to the Business or the Assets, taken as a whole; or

                        (xiii) Any other event or condition arising from or out of or in connection with the operation of the Company which has materially and adversely affected, or may reasonably be expected to materially and adversely affect, the Company, its assets or properties, its business, condition (financial or otherwise), or prospects.

                  (b) Except as and to the extent expressly disclosed in
Schedule 3.7 hereto, if at all, as of the Closing Date neither the Business nor the Assets are subject to any liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due.

            3.8 Tax Returns and Tax Audits.

                  (a) Except as and to the extent disclosed in Schedule 3.8 annexed hereto: (i) on the date hereof, all foreign, federal, state, and local tax returns and tax reports required to be filed by the Company on or before the date of this Agreement have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, except for such prior failures to file in timely fashion as have been subsequently followed by complete and proper filing and payment of all amounts due in respect thereof, including interest and penalties, if any; (ii) all foreign, federal, state, and local income, franchise, sales, use, property, excise, and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Company as of the date hereof have been fully paid, and appropriate accruals shall have been made on the Company's books for taxes not yet due and payable; (iii) as of the date hereof, all taxes and other assessments and levies which the Company is required by law to withhold or to collect on or before the date hereof have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable on or before the date hereof; (iv) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Company, except claims for taxes not yet due and payable; and (v) no tax Liens have been filed on the Company's assets. At and after the date hereof, the Company will have no liability for any foreign, federal, state, or local income tax with respect to any taxable period ending on or before the date hereof, except as and


                          Page 14 - Asset Purchase Agt-
to the extent disclosed in Schedule 3.8, if any.

                  (b) There are no audits pending or, to the knowledge of the Company and Dieffenbach, threatened, with respect to any foreign, federal, state, or local tax returns of the Company, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Company. No presently pending assessments of tax deficiencies have been made against the Company or with respect to its income, receipts or net worth, and no extensions of time are in effect for the assessment of deficiencies against the Company. The Company has not received notice of any claim by any authority in a jurisdiction in which the Company does business and does not file tax returns that the Company or its income, receipts or net worth may be subject to tax in that jurisdiction. The Company is not a party to any tax-sharing or allocation agreement, nor does the Company owe any amount under any tax-sharing or allocation agreement. The Company has no liability for unpaid taxes because it once was a member of an "affiliated group" within the meaning of Section 1502 of the Code.

            3.9 Personal Property; Liens. On the date hereof, the Company has and owns good and marketable title to all of its personal property, free and clear of all Liens whatsoever, except for: (a) Liens securing the Company's indebtedness for money borrowed, if any, as reflected in the Financial Statements, pursuant to the security agreements listed in Schedule 3.9 annexed hereto; (b) Liens securing the deferred purchase price of machinery, equipment, vehicles and/or other fixed assets, if any, as reflected in the Financial Statements or as incurred after the date thereof in the ordinary course of business of the Company, pursuant to security agreements listed in Schedule 3.9; and (c) materialmen's, workmen's and other similar statutory liens arising in the ordinary course of business, none of which are material singly or in the aggregate, each of the Liens described in (a), (b), and (c) of this sentence being hereinafter referred to as "Permitted Liens". On the Closing Date, the Company shall have and own good and marketable title to all of its personal property, free and clear of all Liens whatsoever. The aggregate book value of all items of machinery, equipment, vehicles, and other fixed assets owned or leased by the Company does not exceed $100,000, and all of such fixed assets are in good operating condition and repair (reasonable wear and tear excepted) and are adequate for their use in the Company's business as presently conducted.

            3.10 Real Property.

                  (a) The Company neither owns nor has any interest of any kind (whether ownership, lease or otherwise) in any real property except to the extent of the Company's leasehold interests under the lease for its business premises, true and complete copies


                          Page 15 - Asset Purchase Agt-
of which lease (including all amendments thereto) are annexed hereto as Schedule
3.10 (the "Lease").

                  (b) The Company and the landlords thereunder are presently in compliance in all material respects with all of their respective obligations under the Lease, and the premises leased thereunder are in good condition (reasonable wear and tear excepted) and are adequate for the operation of the Company's current and presently contemplated business.

                  (c) The Company is in actual possession of the properties demised under the Lease and has good and marketable title to the leasehold estates conveyed under the Lease, free and clear of any Lien or any sublease or right of occupancy, except as set forth on Schedule 3.10 hereto, if at all.

                  (d) The Company has the right of ingress and egress through a public road or street, to and from the properties demised under the Lease.

                  (e) The properties demised under the Lease and the improvements thereon constitute all of the real property and leases currently used exclusively or materially for the business of the Company and are adequate and sufficient for the current and currently anticipated operations of the Company and its business.

                  (f) There is no pending proceeding for the taking or condemnation of all or any portion of the properties demised under the Lease or pending taking or condemnation proceeding which would result in a termination of any Lease of real property and, to the knowledge of the Company and the SO Stockholder, none of the same is threatened.

                  (g) There are no material items of maintenance that have been materially deferred with respect to any of the improve ments on the real property demised under the Lease.

                  (h) The Company has received no uncured notice from applicable governmental authorities of any outstanding violations of any building or zoning laws, codes or regulations, or govern mental or judicial orders issued pursuant thereto, with respect to the real property and the improvements thereon demised under the Lease, and there are no such violations.

            3.11 Accounts Receivable. All accounts receivable shown on the balance sheet as of the Stub Period Date included in the Financial Statements (the "Balance Sheet"), and all accounts receivable thereafter created or acquired by the Company prior to the Closing Date, (a) have arisen or will arise in the ordinary course of the Company's business, (b) are and will be subject to no counterclaims, set-offs, allowances or discounts of any kind,


                          Page 16 - Asset Purchase Agt-
except to the extent of the allowance for doubtful accounts as of the Stub Period Date reflected in the Balance Sheet, and (c) have been, are and will be bona fide receivables due to the Company, valid and collectible in the ordinary course of business within three (3) months after the Closing Date (subject to the aforesaid allowance for doubtful accounts), without necessity of instituting any legal proceedings for collection.

            3.12 Inventories. All supplies and other inventories shown on the Balance Sheet, and all inventories thereafter acquired by the Company prior to the Closing Date, have been and will be valued at the lower of cost or market, and consisted and will consist of items which are of a quality and quantity which are useable in the ordinary course of the Company's business for customary commercial purposes, and are substantially at the Company's normal working levels of the same in the current conduct of its business in the ordinary course.

            3.13 Insurance Policies. Schedule 3.13 annexed hereto contains a true and correct schedule of all insurance coverages held by the Company concerning its business and properties (including but not limited to professional liability insurance). All such policies are in full force and effect and the Company is not in default thereunder. Such policies provide adequate insurance coverage for the Company, its properties and its business and are sufficient for compliance with all requirements of law.

            3.14 Permits and Licenses; Consents. The Company possesses and is in material compliance with every license, permit, franchise, clearance, waiver, certificate, registration, order, authorization, consent, approval, administrative finding or directive of, or release by (each of the foregoing, a "Permit") any Governmental Authority (as such term is hereinafter defined) having jurisdiction over the Company, or its business, properties, or assets, necessary in order to operate its business in the manner presently conducted and currently planned to be conducted except for any such Permits the failure to hold does not and is not reasonably expected to have a material adverse effect on the Company, its business, properties, or assets; all of the Company's Permits are valid, current and in full force and effect; and none of such Permits will be voided, revoked or terminated, or are voidable, revocable or terminable, upon and by reason of the consummation of the transactions contemplated by this Agreement. Schedule 3.14 hereto lists all of the Permits of or in respect of any Governmental Authority or any other Person (as such term is hereinafter defined) which are required for the execution and delivery by the Company and Dieffenbach of this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term "Governmental Authority" shall mean any nation or government, foreign or domestic, and any territory, possession, protectorate, province, state, county, parish, regional


                          Page 17 - Asset Purchase Agt-
authority, metropolitan authority, city, town, village, other locality, or other political subdivision or agency, regulatory body, or other authority, commission, tribunal, representative or official thereof, and any Person (as such term is hereinafter defined) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. For purposes of this Agreement, the term "Person" shall mean any natural person, corporation, partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

            3.15 Contracts and Commitments.

                  (a) Schedule 3.15 annexed hereto lists all material contracts, leases, commitments, technology agreements, software development agreements, software licenses, indentures and other agreements to which the Company is a party or by which the Business or the Assets are bound or affected (collectively, "Material Contracts") including, without limitation, the following: (i) any contract for the purchase of equipment, supplies, other materials, or other inventory items other than purchase orders for supplies entered into in the ordinary course of business; (ii) any contract related to the purchase or lease of any capital asset involving aggregate payments of more than $5,000 per annum; (iii) all technology agreements, software development agreements and software licenses involving the Company or any Affiliate, regardless of the duration thereof or the amount of payments called for or required thereunder; (iv) any guarantee, make-whole agreement, or similar agreement or undertaking to support, directly or indirectly, the financial or other condition of any other person or entity; (v) each contract for or relating to the employment of any officer, employee, technician, agent, consultant, or advisor to or for the Company that is not cancelable by the Company without penalty, premium or liability (for severance or otherwise) on less than thirty
(30) days' prior written notice; (vi) license, royalty, franchise, distributorship, dealer, manufacturer's representative, agency and advertising agreements; (vii) any contract with any collective bargaining unit; (viii) any mortgage of real property; (ix) any factoring agreement with respect to the accounts receiv able of the Company; (x) any pledge or other security agreement by the Company other than guaranties entered into in the ordinary course of business which are not material to the Company, (xi) any joint venture agreement or similar arrangement; (xii) any non-competition agreement or similar arrangement; and (xiii) any contract, lease, commitment, indenture, or other agreement to which the Company is a party that may not be terminated without penalty, premium or liability by the Company on not more than thirty (30) days' prior written notice.

                  (b) Except as set forth in Schedule 3.15: (i) all


                          Page 18 - Asset Purchase Agt-

Material Contracts are in full force and effect; (ii) the Company and, to the best knowledge of the Company and Dieffenbach, the other parties thereto, each are in compliance with all of their respective obligations under the Material Contracts in all material respects, and are not in breach or default thereunder, nor has there occurred any condition or event which, after notice or lapse of time or both, would constitute a default thereunder; and (iii) none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, in whole or in part, upon and by reason of execution, delivery or performance of this Agreement.

                  (c) No purchase commitment by the Company is in excess of the normal, ordinary and usual requirements of the business of the Company.

                  (d) There is no outstanding power of attorney granted by the Company to any person, firm or corporation for any purpose whatsoever.

            3.16 Customers and Suppliers. Neither Dieffenbach nor the Company is aware of any existing, announced or anticipated changes in the policies of, or the relationships with, or the business of, any material clients, customers, or suppliers of the Company which will materially adversely affect the Company or its condition, financial or otherwise, business, or prospects.

            3.17 Labor, Benefit and Employment Agreements.

                  (a) Except as set forth in Schedule 3.17 annexed hereto, the Company is not a party to any agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s). The Company is not now, and never has been, a party to or subject to any collective bargaining agreement or other labor agreement. Schedule 3.17 sets forth the amount of all compensation or remuneration (including any discretionary bonuses) paid by the Company during the 1995 calendar year or to be paid by the Company during the 1996 calendar year to officers, directors, employees or consultants who presently receive aggregate compensation or remuneration at an annual rate in excess of $25,000.

                  (b) No union is now certified or, to the best of the knowledge of the Company and Dieffenbach, claims to be certified as a collective bargaining agent to represent any employees of the Company, and there are no labor disputes existing or, to the best of the knowledge of the Company and Dieffenbach, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company.

                  (c) There are no unfair labor practice charges or petitions for election pending or being litigated before the


                          Page 19 - Asset Purchase Agt-

National Labor Relations Board or any other federal or state labor commission relating to any employees of the Company. The Company has not received any written notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours.

                  (d) The Company has not, at any time, been and is not now required to make contributions to, be a party to or covered by (or had any of its employees covered by), and has not withdrawn from (partially or otherwise), and has not had and does not have any obligations to or in respect of any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

                  (e) Except as disclosed in Schedule 3.17, the Company does not maintain, or have any liabilities or obligations of any kind with respect to, any bonus, commission, deferred compensation, excess benefits, pension, thrift, savings, employee ownership, salary continuation, severance, profit sharing, retirement, supplemental retirement, or other such benefit plan, and does not have any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as, and when due in respect of periods subsequent to the date hereof. Without limitation of the foregoing, (i) the Company has made all required contributions to or in respect of any and all such benefit plans, (ii) no "accumu lated funding deficiency" (as defined in Section 412 of the Internal Revenue Code of 1986, as amended (the "Code")) has been incurred in respect of any of such benefit plans, and the present value of all vested accrued benefits thereunder does not, on the date hereof, exceed the assets of any such plan allocable to the vested accrued benefits thereunder, (iii) there has been no "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any such plan, and no transaction which could give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, and (iv) there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA) with respect to any such plan. All of such plans which constitute, are intended to constitute, or have been treated by the Company as "employee pension benefit plans" or other plans within Section 3 of ERISA have been determined by the Internal Revenue Service to be "qualified" under Section 401(a) of the Code, and have been administered and are in compliance with ERISA and the Code; and the SO Stockholder has no knowledge of any state of facts, conditions or occurrences such as would impair the "qualified" status of any of such plans.

                  (f) Except for the group insurance programs listed in Schedule 3.17, if any, the Company does not maintain any


                          Page 20 - Asset Purchase Agt-
medical, health, life, dental, short- or long-term disability, hospitalization, accident, death benefits, or other employee benefit insurance programs, or sick leave or vacation or holiday or leave policies, or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current or former employees, and, except as required by law, the Company has no liability, fixed or contingent, for health or medical benefits to any former employee.

            3.18 No Breach of Statute, Decree or Other Instrument. Except as set forth in Schedule 3.18 annexed hereto: (i) neither the execution and delivery of this Agreement by the Company and/or Dieffenbach, nor the performance of, or compliance with, the terms and provisions of this Agreement on the part of the Company and/or Dieffenbach, will violate or conflict with any term of the Articles of Incorporation or By-Laws of the Company or any statute, law, rule or regulation of any governmental authority affecting the Company, its properties or assets, or its business, condition (financial or otherwise), or prospects, or will cause or permit the material modification of the effect of, the imposition of any Lien in respect of, or the acceleration of any obligations or terms or the termination of any rights or imposition of any burdens under, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree, contract, lease, agreement, indenture or other instrument to which the Company is a party or by which the Company is bound; (ii) no consent, authorization or approval of or filing with any governmental authority or agency, or any third party, will be required on the part of the Company in connection with the consummation of the transactions contemplated hereby; and (iii) the Company will not be required, whether by law, regulation, or administrative practice, to reapply for or refile to obtain any of the licenses, permits or other authorizations presently held by the Company and required for the operation of its business as conducted on the date hereof.

            3.19 Compliance with Laws.

                  (a) Except as set forth in Schedule 3.19 to this Agreement, the Company has been, and is now in compliance (except to the extent, disclosed on Schedule 3.19, if at all, that incidental and non-material non-compliance has not had and can not reasonably be expected to have a material adverse effect on the Company, properties or assets, its business, its condition (financial or otherwise), or its prospects) with each of the following which is applicable to or binding upon or affecting the Company or its property, assets, or business, or to which the Company, or its property, assets, or business are subject: every statute, ordinance, code or other law, treaty, rule, regulation, order, technical or other standard, requirement or procedure existing, enacted, adopted, administered, enforced, or promulgated,


                          Page 21 - Asset Purchase Agt-
by any Governmental Authority (as such term is hereinafter defined), including, without limitation, any of the foregoing enacted, adopted or promulgated prior to the Closing Date but not yet effective (each of the foregoing, a "Law"), and every Permit, and every order, judgment, writ, injunction, award, decree, demand, assessment or determination of any arbitrator and of every Governmental Authority (each of the foregoing, an "Order"; each Law, Permit, and Order being sometimes hereinafter referred to as a "Requirement of Law"). Neither the Company or nor its proper ties, assets, or business are subject to or directly affected by any Requirement of Law of any Governmental Authority, other than those similarly affecting similar enterprises engaged in a material way in the same business activities; the Company's operations and Permits are not subject to any unduly burdensome restrictions and will not be subjected to any unduly burdensome restrictions as of the consummation of the transactions contemplated under this Agreement.

                  (b) The Company has not, at any time, (i) acquired, handled, utilized, stored, generated, processed, transported, or disposed of any hazardous or toxic substances, whether in violation of any foreign, federal, state, or local environmental or occupa tional health and safety laws or regulations or otherwise, (ii) otherwise committed any violation of any foreign, federal, state, or local environmental or occupational health and safety laws or regulations (including, without limitation, the provisions of the Environmental Protection Act and other applicable environmental statutes and regulations) or any violation of the Occupational Safety and Health Act, or (iii) been in violation of any require ments of its insurance carriers from time to time.

                  (c) Neither the Company nor any of its directors, officers or employees has received any written notice of default or violation, nor, to the best of the knowledge of the Company and Dieffenbach, is the Company or any of its directors, officers or employees in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal, or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Company's business, affairs, properties, or assets. Neither the Company nor any of its directors, officers or employees, has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal, or other law or administra tive rule or regulation, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets, which violation would have a material adverse effect on the Company, properties or assets, its business, its condition (financial or otherwise), or its prospects.


                          Page 22 - Asset Purchase Agt-

                  (d) Schedule 3.19 sets forth the date(s) of the last known audits or inspections (if any) of the Company conducted by or on behalf of the Environmental Protection Agency, the Occupational Safety and Health Administration, and any other Governmental Authority.

            3.20 Litigation. Except as disclosed in Schedule 3.20 annexed hereto, there are no private or governmental orders, claims, actions, suits, arbitrations, administrative or other proceedings (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, or rights thereunder owned or licensed by the Company) or investigations (as to which investigations, the Company or Dieffenbach is aware of the same) pending or, to the knowledge of the Company or Dieffenbach, threatened, against the Company or relating to its business or properties, at law or in equity or before or by any court or any Governmental Authority. Neither the Company or any of the Company's officers, directors, or employees in their respective capacities as such is a named party subject to any continuing court or administrative order, writ, injunction or decree applicable to any of them or to the Company's business or properties which (i) is not similar in effect to restrictions applicable to other participants in the industry or other business es similarly situated, or (ii) has or would have a material adverse effect on the Company, its business, or its properties. Except as disclosed in Schedule 3.20 annexed hereto, neither the Company or Dieffenbach is aware of any state of facts, events, conditions or occurrences which might properly constitute grounds for or the basis of any meritorious suit, action, arbitration, proceeding or investigation against or with respect to the Company. No action, suit or proceeding by or before any court or any governmental body or authority, against the Company or Dieffenbach or pertaining to the transactions contemplated by this Agreement or their consummation, have been instituted or, to the best of their knowledge, threatened, which action, suit or proceeding would, if determined adversely, have a material adverse effect on the Company, its business or any material portion of its assets, or impair the ability of any the parties to this Agreement to consummate the transactions contemplated hereby.

            3.21 Patents, Licenses and Trademarks; Proprietary Rights. Schedule
3.21 annexed hereto correctly sets forth a list and brief description of the nature and ownership of: (a) all patents, patent applications, copyright registrations and applications, registered trade names, service marks, and trademark registrations and applications, both domestic and foreign, which are presently owned, filed or held by the Company and/or any of its directors, officers, stockholders or employees and which in any way relate to or are used in the Business; (b) all licenses, both domestic and foreign, which are owned or controlled by the Company and/or any of its directors, officers, stockholders or employees


                          Page 23 - Asset Purchase Agt-
and which in any way relate to or are used in the Business; (c) all franchises, licenses and/or similar arrangements granted to the Company by others and/or to others by the Company; and (d) all other Proprietary Rights of the Company (the items referred to in (a), (b), (c), and (d) are all Proprietary Rights). None of the Proprietary Rights is subject to any pending challenge known to the Seller or Dieffenbach with regard to use, enforceability, validity or otherwise, infringes on or misappropriates the rights of any others, or is subject to loss or expiration in the near future (or the threat of such loss or expiration) nor, to the best of the Company's and Dieffenbach's knowledge, is there any basis for any of the same. The Proprietary Rights owned by the Company constitutes all of the same necessary for the operation of the business of the Company as currently conducted and contemplated, and the Company owns good and marketable title to the same free and clear of any Liens.

            3.22 Transactions with Affiliates. No material asset employed in the business of the Company is owned by, leased from or leased to any of the stockholders of the Company, any of their respective Affiliates, members of their families or any partner ship, corporation or trust for their benefit, or any other officer, director or employee of the Company or any Affiliate of the Company.

            3.23 [intentionally omitted]

            3.24 Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement (or taken as a whole), as, to the extent, and subject to the qualifications and limita tions, set forth in such corresponding Section(s).

            3.25 Finders and Investment Bankers. Neither Seller nor Dieffenbach has dealt with or employed any broker, finder, investment banker or financial advisor as to whom Purchaser may have an obligation to pay any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

            3.26 Absence of Certain Payments. Neither Seller, nor any person acting with Seller's knowledge, has made any payment to or conferred any benefit, directly or indirectly, on suppliers, customers, employees or agents of suppliers or customers, or officials or employees of any government or agency or instrumental ity of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful.

            3.27 Warranty Policies. The written warranties which


                          Page 24 - Asset Purchase Agt-
have been established by the Seller from time to time, whether or not currently in effect, are attached to Schedule 3.27 hereto.

      4. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND AUGI.

            Purchaser and AUGI hereby jointly and severally represent and warrant to the Seller as follows, it being understood and agreed that the Seller is not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by AUGI or Purchaser in this Agreement and that no due diligence investigation undertaken by the Seller shall in any way be deemed to ascribe any knowledge to the Seller different from, or in addition to, the following representations and warranties made to the Seller, or to reduce, effect, or eliminate their complete reliance upon such representations and warranties, and it being further understood and agreed that the survival of each such representation and warranty shall be as set forth in Section 12.2(d) of this
Agreement:

            4.1 Organization, Good Standing and Qualification. Each of Purchaser and AUGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and Delaware, respectively, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contem plated hereby. True and complete copies of the Articles of Incorporation and By-Laws of Purchaser and of AUGI (including all amendments thereto), and a correct and complete list of the officers and directors of Purchaser and of AUGI, are annexed hereto as Schedule 4.1.

            4.2 Authorization of Agreement; Sufficient Securities Reserved. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser and AUGI have been duly and validly authorized by the Board of Directors and sole stockholder of Purchaser, and by the Board of Directors of AUGI; and Purchaser and AUGI have the full corporate right, power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Purchaser or AUGI to consummate the transactions contemplated hereby. AUGI has sufficient authorized and unissued securities in order to issue the Creditor Shares and the Warrants (as hereinafter defined) which are to be issued by AUGI at Closing, as well as sufficient shares of AUGI Common Stock to permit exercise of said Warrants.

            4.3 Valid and Binding Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser and of AUGI, enforceable against AUGI and Purchaser in accordance with its terms, and, when executed and delivered, the Employment


                          Page 25 - Asset Purchase Agt-

Agreement will constitute the legal, valid and binding obligation of the Purchaser, and the Registration Rights Agreement will constitute the legal, valid and binding obligation of AUGI, in each case enforceable against Purchaser and AUGI in accordance with their respective terms.

            4.4 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by Purchaser or AUGI, nor compliance with the terms and provisions of this Agreement on the part of Purchaser or AUGI, will: (a) violate any statute or regulation of any Governmental Authority affecting Purchaser or AUGI; (b) require the issuance of any authorization, license, consent or approval of any Governmental Authority; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which Purchaser or AUGI is a party, or by which Purchaser or AUGI is bound, or constitute a default thereunder.

            4.5 Capitalization of AUGI

                  AUGI is (i) authorized to issue 20,000,000 shares of Common Stock, $.01 par value per share ("AUGI Common Stock"); (ii) 7,166,382 shares of AUGI Common Stock were issued and outstanding at October 14, 1996; (iii) options to acquire 126,550 shares of AUGI Common Stock are outstanding under AUGI's 1991 Employee Incentive Stock Option Plan, of which options to acquire approximately 550,000 shares have been exercised at or prior to September 30, 1996; (iv) stock options to acquire 171,000 shares of AUGI Common Stock were reserved for certain key employees under AUGI's Stock Option Bonus Plan, of which options to acquire 171,000 shares have been granted at October 14, 1996, and under which option plan no further options can be granted; (v) at September 30, 1996, options to acquire approximately 15,000 shares of AUGI Common Stock were outstanding under a 1991 Transfer Plan, of which options to acquire approximately 38,000 shares were originally reserved for issuance, with no further options being available for grant under such plan; (vi) at September 30, 1996, options to acquire 2,000,000 shares of AUGI Common Stock were reserved for issuance pursuant to a 1996 qualified and non-qualified stock option plan, of which options to purchase approximately 1,425,000 shares of AUGI Common Stock were granted at October 14, 1996; (vii) warrants to purchase an aggregate of 920,000 shares of AUGI Common Stock at $7.50 per share were issued and outstanding at October 14, 1996; and
(viii) additional options and warrants to acquire an aggregate of approximately 500,000 shares of AUGI Common Stock were also issued and outstanding at October 14, 1996. On August 8, 1996, AUGI acquired 100% of the capital stock of ConnectSoft, Inc. ("ConnectSoft") pursuant to which it issued 1,000,000 of its convertible preferred stock which is convertible into a maximum of 3,000,000 shares of AUGI Common Stock. On September 20, 1996, AUGI


                          Page 26 - Asset Purchase Agt-
acquired 100% of the capital stock of Interglobe Networks, Inc. ("Interglobe"), pursuant to which Interglobe stockholders were issued 800,000 shares of AUGI Common Stock, and were granted options to acquire an additional 800,000 share of AUGI Common Stock under the terms of employment agreements. Except as aforesaid, and as disclosed in the proxy statement of AUGI filed with the Securities and Exchange Commission on August 22, 1996 (the "AUGI 1996 Proxy Statement"), a true copy of which has been furnished to the parties who will acquire Creditor Shares and Warrants from AUGI in connection with the closing contemplated under this Agreement, as of the date of this Agreement there are no options, warrants, preferred stock, or other securities convertible or exchangeable for or into AUGI shares of Common Stock. Except as disclosed in the AUGI 1996 Proxy Statement and a possible transaction with the Seller, AUGI does not have any outstanding letters of intent or understandings with respect to any acquisition, other than a signed letter of intent, dated October 14, 1996, with Broadcast Tower Sites, Inc. and Spectrum Tech, Inc., pursuant to which both such companies are proposed to be acquired by AUGI in consideration for 700,000 shares of AUGI Common Stock, options to acquire 300,000 shares of AUGI Common Stock and $1,000,000 in cash at closing.

                  4.6 Business of Purchaser. Purchaser has been formed solely for the purposes of consummating the transactions contem plated by this Agreement, has not conducted and will not conduct any independent business operations until the Closing Date.

                  4.7 Absence of Litigation. No action, suit or proceed ing by or before any court or any governmental body or authority, against Purchaser or AUGI or pertaining to the transactions contemplated by this Agreement or their consummation, have been instituted or, to their knowledge, threatened, which action, suit or proceeding would, if determined adversely, have a material adverse effect on AUGI, its business or any material portion of its assets, or impair the ability of Purchaser to deliver the Purchase Price free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws). Except as disclosed in Schedule
4.7 hereto, AUGI is not aware of any state of facts, events, conditions or occurrences which would properly constitute grounds for the basis of any meritorious suit, action, arbitration, investigation against or with respect to AUGI or any of its subsidiaries, which would, if determined adversely to AUGI or any of its subsidiaries, would have a material adverse effect upon the business, financial condition or prospects of AUGI and its subsidiaries when taken as a consolidated whole.

                  4.8 Securities Filings and Disclosures. AUGI has furnished to the Seller and to the parties who will receive Creditor Shares and Warrants from AUGI in connection with the


                          Page 27 - Asset Purchase Agt-

Closing, the statements and reports listed on Schedule 4.8 to this Agreement, together with all exhibits and schedules thereto, which statements and reports
(i) complied, as of their respective dates, as to form and substance in all material respects with the requirements pertaining to the filing thereof under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, whichever is applicable, and (ii) as of their respective dates did not contain any material misstatement of fact or state or omit to state any material fact whose omission, in light of the circumstances under which such statement was made or omitted, would result in the statements made therein being materially misleading. AUGI shall supplement Schedule 4.8 through the Closing Date. The financial statements of AUGI and its consolidated subsidiaries as set forth in the securities filings listed on Schedule 4.8 fairly present the financial condition and results of operations of AUGI and its consolidated subsidiaries as at the dates and for the periods reflected therein. Since the date of AUGI's filing of its most recent Form 10-Q, there has been no material adverse change in the business, financial condition or prospects of AUGI and its subsidiaries, when taken as a consolidated whole.

                  4.9 No Registration. The Creditor Shares and the Warrants to be issued in connection with the Closing and, when issued, the shares of AUGI Common Stock which may be issued upon exercise of the Warrants, when so issued, will have been issued, pursuant to an available exemption from registration under the Securities Act of 1933, as amended, and the securities laws of the State of Washington, provided, that such issuance was made in the good faith belief that such exemption from registration is available in reliance upon investment, suitability, financial capacity, and investment sophistication representations made by the acquirors of such Creditor Shares and Warrants to AUGI in Subscription Agreements and Offeree Questionnaires furnished by each of them to AUGI in connection with the consummation of the transactions contemplated hereby.

                  4.10 Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

                  4.11 Finders and Investment Bankers. Neither Purchaser nor AUGI has dealt with or employed any broker, finder, investment banker or financial advisor as to whom Seller may have an obligation to pay any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.


                          Page 28 - Asset Purchase Agt-

      5.     CERTAIN COVENANTS

            5.1 Conduct of Business. Except as set forth in Schedule 5.1 hereto or as otherwise required or permitted by this Agreement, from the date hereof through the Closing Seller, in respect of the Business and the Assets, will:

                  (i) not cancel or permit any insurance carried primarily in respect of the Business to lapse or terminate, unless renewed or replaced by like coverage;

                  (ii) not commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 3.7 hereof;

                  (iii) not enter into any contract, agreement or other commitment involving obligations for expenditures on its part in excess of $5,000 for any individual contract (exclusive of purchase orders for materials used in the Business);

                  (iv) not acquire any additional real property or interest therein or enter into any lease for additional real property;

                  (v) not merge or consolidate with or into any other business, person or entity;

                  (vi) conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice;

                  (vii) keep in full force and effect all material rights, franchises and intellectual property relating or pertaining to the Business, except those which expire by their terms, and, if any material right, franchise or intellectual property expires by its terms, renew the same if such renewal is in the ordinary course of business and consistent with past custom and practice;

                  (viii) maintain the Assets in customary repair, order and condition;

                  (ix) administer each employee benefit or welfare plan of or maintained by Seller, if any, in accordance with the provisions thereof and the Code and ERISA in all material respects; and

                  (x) maintain its books, accounts and records in accor dance with past custom and practice.

            5.2 Other Transactions. Prior to the Closing, without the


                          Page 29 - Asset Purchase Agt-
prior written consent of Purchaser, Seller will not, nor will it authorize or permit any of its officers or employees or any attorney or other representative retained by Seller to, solicit any inquiries from or the making of any proposal by a third person which constitutes, or may reasonably be expected to lead to an offer ("Offer") concerning the sale, directly or indirectly, to such third person of all or any part of the Business or the Assets.

            5.3 Consents and Approvals. Seller will use its best efforts (but shall be under no obligation to make any payments to any third party or to incur any expenses, which payments and expenses together in the aggregate, are material) to obtain the approvals, consents and releases of other persons or entities necessary or appropriate to consummate the transactions contemplated by this Agreement.

            5.4 Endorsements; Bank Accounts. After the Closing, Purchaser shall have the right and authority to endorse, without recourse, the name of Seller on any check or any other evidence of indebtedness received by Purchaser on account of any Asset sold by Seller to Purchaser pursuant hereto. Seller will deliver to Purchaser at the Closing letters of instruction sufficient to permit Purchaser to deposit such checks or other evidences of indebtedness in bank accounts in the name of Purchaser. Any moneys received by Seller after the Closing Date on account of any Assets sold by Seller to Purchaser pursuant hereto, including on account of accounts receivable, will be promptly paid over to Purchaser.

            5.5 Additional Instruments. Seller and Purchaser, as the case may be, at the request of the other, at or after the Closing, will execute and deliver, or cause to be executed and delivered, to the other such documents and instruments, in addition to those specifically required by the provisions of this Agreement, in form and substance reasonably satisfactory to the other, as may reasonably be necessary to carry out or implement any provision of this Agreement. With respect to any Assets sold hereunder which can not be physically delivered to Purchaser because they are in possession of third parties, in connection with the Closing Seller shall give irrevocable instructions to the parties in possession thereof that all right, title and interest in and to the same have been vested in Purchaser and that the same are to be held for Purchaser's exclusive use and benefit from and after the Closing. The form of the irrevocable instructions, and the procedures for obtaining acknowledgment of the same from the parties in possession in connection with the Closing, shall be as mutually agreed by Seller and Purchaser.

            5.6 Possession and Control of Assets; Access to Information. At the Closing, Seller shall take all requisite steps to put Purchaser in actual possession and operating control of the Assets and all of the Seller's records, books and other data relating to


                          Page 30 - Asset Purchase Agt-
the Assets, provided that Seller may retain copies of the same to the extent necessary for Seller to fulfill its obligations under law and, in the case of records, if any, which the Seller is required by law to maintain or which are not readily separable from the Seller's own records, Seller shall maintain the originals thereof and furnish copies of the same to Purchaser. If Purchaser shall determine to dispose of any such original records during the three (3) years from and after the Closing Date, Purchaser shall first offer in writing to deliver the same to Seller and shall give Seller reasonable opportunity to obtain possession of the same. During the period of three (3) years following the Closing Date, Purchaser shall grant to Seller, at Seller's request expense, access to the Assets and appropriate officers of the Purchaser during normal business hours and without unreasonable disruption of the Purchaser's business as may be reasonably necessary for Seller to address tax matters, potential liabilities and claims (other than claims against Seller or Dieffenbach, if any, by Purchaser or its successors and assigns), accounting matters or for any other purpose incident to this Agreement.

            5.7 Taxes. After the Closing Date, Purchaser will cooperate with Seller, at Seller's expense, in connection with the prepara tion of all tax returns to be filed by Seller, to facilitate the filing of such returns by Seller in a timely manner, and will cooperate with Seller, at Seller's expense, in connection with any audit by the IRS or any other tax authority of any tax return relating to the operations of the Seller during any pre-Closing Period. Purchaser shall so cooperate for so long as Seller may be required to file any such returns or may be subject to any such audit. Seller will have the sole right, at its expense, to prepare and file any amended tax return, claim for refund or tax court petition, to prosecute any such claim and to select counsel, to engage in litigation and to consent to any settlement in connection therewith with respect to any taxes for any such pre-Closing Period which Seller has paid or for which Seller may be liable. Notwithstanding the foregoing, to the extent that Purchaser may be liable for taxes for any such period Purchaser shall be entitled to participate in any of the litigation with respect to any such claim or may employ its own separate counsel, in either event at its own expense, and in such circumstances, the Seller and Purchaser shall only be entitled to settle that portion of the claim for which it may be liable provided further, that if Seller or Purchaser is entitled to take any of the foregoing actions, each will deliver, or cause to be delivered, to the other or its designee all information reasonably requested by the other in order to implement the provisions of this
Section 5.7. Neither Seller nor Purchaser will dispose of any financial records or other records relating to the Business which may be necessary to resolve any tax dispute for three (3) years after the Closing Date unless each has first


                          Page 31 - Asset Purchase Agt-
offered possession of such records to the other or its designee and the other party or its designee has refused possession.

            5.8 Certain Notices. Prior to the Closing, each of Seller and Purchaser, as the case may be, shall promptly notify the other in the event it discovers any fact or matter constituting a breach of any representation or warranty contained herein, or any change relating to any fact or matter which, pursuant to the terms of this Agreement, should either appear in any Schedule hereto or be an exception to a representation or warranty contained herein in order that the representations and warranties contained herein are true and complete on the Closing Date. Each party to this Agreement shall notify the other party promptly if it should become aware of any fact or condition which may represent a material impediment to consummation of the Closing hereunder.

            5.9 Continuing Due Diligence. From and after the date hereof through the Closing, Seller shall furnish Purchaser with such additional financial and operating data and other information as to the operations, business, properties and assets of the Seller, reasonably available to Seller, as Purchaser shall from time to time reasonably require and, to the extent that such data and information is not otherwise available, Seller shall give and afford to the Purchaser access at reasonable times during the Seller's normal business hours to the facility, properties and books and records relating to the Seller, the Business and the Assets, in order that Purchaser may have a continuing opportunity to familiarize itself with the affairs of the Seller and conduct an appraisal of the Assets; provided, however, that the foregoing shall be conducted in such manner and at such times as not to interfere unreasonably with the operations of the Seller or adversely effect the Seller, the Business or the Assets.

            5.10 [intentionally omitted]

      6.     CONDITIONS TO OBLIGATIONS OF PURCHASER

            The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date, which are exclusively for the benefit of Purchaser and may be waived in writing by Purchaser in its sole discretion.

            6.1 Accuracy of Representations and Warranties to Purchaser or AUGI. All representations and warranties made by the Seller and Dieffenbach in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to Purchaser or AUGI under, pursuant to, or in connection with, this Agreement shall be true and correct on and as of the Closing Date.

            6.2 Performance by the Company and the SO Stockholder.


                          Page 32 - Asset Purchase Agt-

The Company and Dieffenbach shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

            6.3 Certification. The Seller and Dieffenbach shall have executed and delivered to the Purchaser and AUGI certificates certifying that the conditions set forth in Sections 6.1 and 6.2 of this Agreement exist at the Closing Date.

            6.4 Resolutions; Incumbency; Certified Bylaws and Certificates of Incorporation; Good Standing Certificates. On the Closing Date, the Seller shall have delivered to the Purchaser and to AUGI the following: (i) copies of resolutions of the Seller's Board of Directors and stockholders of the Seller, in form reasonably satisfactory to counsel for the Purchaser, authorizing the Seller's execution, delivery and performance of this Agreement, and all actions to be taken by such corporate party hereunder, certified by the Secretary of the Seller as of the Closing Date to be accurate and complete and in full force and effect; (ii) certificates evidencing the incumbency and signatures of relevant officers of the Seller, certified by the Secretary of the Seller as of the Closing Date to be complete and accurate; (iii) a copy of the bylaws and of the articles of incorporation of such corporate party, certified by the Secretary of such corporate party to be complete and accurate and in full force and effect as of the Closing Date; and (iv) certificate, dated as of a date not more than five
(5) days prior to the Closing Date, by the Secretary of State of the state of incorporation of such corporate party, evidencing the good standing of such corporate party in such state.

            6.5 Execution and Delivery of Subscription Agreements. Each person or entity which is to receive Creditor Shares or Warrants in connection with the consummation of the transactions contemplated by this Agreement (each such person or entity, an "Offeree") shall have executed and delivered to AUGI a Subscription Agreement in the form of Exhibit G to this Agreement.

            6.6 Execution and Delivery of Offeree Questionnaires. Each Offeree shall have completed (in a fashion satisfactory to AUGI), executed and delivered to AUGI an Offeree Questionnaire in the form of Exhibit H to this Agreement.

            6.7 Execution and Delivery of Registration Rights Agreement. AUGI and each of the Offerees shall have executed and delivered their respective Registration Rights Agreements in the form of Exhibit I to this Agreement, the rights under which shall be non-transferable by the Offerees.

            6.8 Execution and Delivery of Non-Competition and Non-Disclosure Agreements. AUGI, the Purchaser, the Company, and


                          Page 33 - Asset Purchase Agt-

Dieffenbach, Robert Manning, Jeff MacDonald, Joann Visconti, Robe Goheen, Marc Lanendoerfer, Hanno (John Henery) Ginne, and Rich Maltby shall have executed and delivered to AUGI their respective Non-Competition and Non-Disclosure Agreements, in the form of Exhibit J to this Agreement.

            6.9 Execution and Delivery of Employment Agreements with Key Employees. Craig Dieffenbach shall have entered into an Employment Agreement with Purchaser satisfactory in form and in substance to Dieffenbach and to Purchaser and substantially in the form last furnished to Dieffenbach by Purchaser.

            6.10 Settlement of Affiliated Obligations. All debts, liabilities and other monetary obligations (if any), including, without limitation, any accrued cash compensation payable, which shall be owed by the Company to any of its officers, directors, employees, or consultants or owed to the Company by any of its officers, directors, employees, or consultants and their respective Affiliates shall have been fully paid and satisfied as at the Closing Date, such than no such debts, liabilities or obligations shall remain outstanding.

            6.11. Settlement of Certain Other Debts. The indebtedness of the Company on and as of the Closing Date, which shall amount to not more than $345,000 as of such date, shall have been settled by application out of the Purchase Price of up to $300,000 in cash and the Creditor Shares, against receipt from all such creditors of pay-off, release and settlement letters satisfactory in form and in substance to Purchaser and the other documents required of any such creditors that are Offerees.

            6.12 Corporate Structure and Related Matters. On and as of the Closing Date, Robert M. Rubin shall be Chairman of the Purchaser, Anthony Romano shall be the President and Chief Executive Officer of the Purchaser, and Craig Dieffenbach shall be the Vice President of Sales and Marketing of the Purchaser. The Board of Directors of the Purchaser as of the Closing Date shall consist of Robert M. Rubin, Howard Katz, C. Dean McLain, and Artour Baganov.

            6.13 Evidence of Absence of Liens, Judgments, etc.. Purchaser shall have received from Seller satisfactory evidence of the absence of liens, judgments, etc., encumbering the Assets.

            6.14 Releases from Directors, Officers, Shareholders, and Employees of the Company. Seller shall have obtained and Purchaser shall have received from Seller satisfactory evidence of the absence of liens, judgments, etc., encumbering the Assets.

            6.15 Approval by AUGI's Board of Directors and Purchaser's Board of Directors. The Boards of Directors of the


                          Page 34 - Asset Purchase Agt-

Purchaser and AUGI shall have approved the execution, delivery and performance of this Agreement.

      7.    CONDITIONS TO OBLIGATIONS OF SELLER AND DIEFFENBACH

            The obligations of the Seller and of Dieffenbach to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date, which are exclusively for the benefit of the Seller and Dieffenbach and may be waived in writing by them in their sole discretion.

            7.1 Accuracy of Representations and Warranties by Purchaser and AUGI. All representations and warranties made by the Purchaser and AUGI to the Seller in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to Seller under, pursuant to, or in connection with, this Agreement shall be true and correct on and as of the Closing Date.

            7.2 Performance by the Purchaser and AUGI. The Purchaser and AUGI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

            7.3 Certification. The Purchaser and AUGI shall have executed and delivered to the Seller certificates certifying that the conditions set forth in Sections 7.1 and 7.2 of this Agreement exist at the Closing Date.

            7.4 Resolutions; Incumbency; Certified Bylaws and Certificates of Incorporation; Good Standing Certificates. On the Closing Date. the Purchaser and AUGI shall have delivered to the Seller the following: (i) copies of resolutions of such corporate party's Board of Directors and stockholders of the corporate entity, in form reasonably satisfactory to counsel for the Seller, authorizing such corporate party's execution, delivery and performance of this Agreement, and all actions to be taken by such corporate party hereunder, including the execution and delivery of other agreements and documents pursuant hereto, certified by the Secretary of such corporate party as of the Closing Date to be accurate and complete and in full force and effect; (ii) certificates evidencing the incumbency and signatures of relevant officers of such corporate party, certified by the Secretary of such corporate party as of the Closing Date to be complete and accurate; (iii) a copy of the bylaws and of the certificate of incorporation of such corporate party, certified by the Secretary of such corporate party to be complete and accurate and in full force and effect as of the Closing Date; and (iv) certificates, dated as of a date not more than five
(5) days prior to the date hereof, by the Secretary of State of the state of incorporation of


                          Page 35 - Asset Purchase Agt-
such corporate party, evidencing the good standing of such corporate party in such state.

            7.5 Execution and Delivery of Registration Rights Agreement. AUGI and each of the Offerees shall have executed and delivered their respective Registration Rights Agreements in the form of Exhibit I to this Agreement.

            7.6 Execution and Delivery of Employment Agreement with Dieffenbach. Craig Dieffenbach shall have entered into an Employment Agreement with Purchaser satisfactory in form and in substance to Dieffenbach and to Purchaser and substantially in the form last furnished to Dieffenbach by Purchaser.

            7.7. Payment of Purchase Price. The Purchaser shall have paid the Purchase Price in accordance with, the terms and conditions of this Agreement including, without limitation, Section 1.5 hereof.

            7.8. Delivery of Warrants to Dieffenbach. If, and only if, Dieffenbach executes and delivers the Non-Disclosure and Non-Competition Agreement on or prior to the Closing Date and the other conditions to Purchaser's obligation to close hereunder are satisfied in full, and in order to induce Dieffenbach to execute, deliver, and perform the Non-Disclosure and Non-Competition Agreement, AUGI shall issue to Dieffenbach at the Closing common stock purchase warrants (the "Warrants") entitling the holder thereof to exercise the same to purchase Three Hundred Five Thousand (305,000) shares of AUGI Common Stock, such Warrants to be substantially on the terms and conditions of Section 8.4 to this Agreement.

            7.9. Delivery of Warrants to Manning. If, and only if, Robert Manning executes and delivers the Non-Disclosure and Non-Competition Agreement on or prior to the Closing Date and the other conditions to Purchaser's obligation to close hereunder are satisfied in full, and in order to induce Robert Manning to execute, deliver, and perform the Non-Disclosure and Non-Competition Agreement, AUGI shall issue to Manning at the Closing common stock purchase warrants (the "Warrants") entitling the holder thereof to exercise the same to purchase Twenty Eight Thousand Three Hundred Thirty Three (28,333) shares of AUGI Common Stock, such Warrants to be substantially on the terms and conditions of Section 8.4 to this Agreement.

            7.10 Approval by the Company's Board of Directors and Shareholders. The Board of Directors and the shareholders of the Company shall have approved the execution, delivery and performance of this Agreement.

      8.    CERTAIN POST-CLOSING COVENANTS


                          Page 36 - Asset Purchase Agt-

            8.1 Corporate Structure and Related Matters. Promptly on or after the Closing, the parties shall take such actions as may be necessary or appropriate, and shall execute and deliver and/or file, such documents as may be necessary, in order that for so long as it is a stockholder, directly or indirectly, of the Purchaser, AUGI shall, at all times, designate a majority of the Board of Directors of the Purchaser, but at least two of the members of the Purchaser's Board of Directors shall also be senior executive officers of the Purchaser. Furthermore, promptly after the Closing, a full-time Chief Financial Officer of the Purchaser acceptable to AUGI will be recruited and shall be hired upon such terms and conditions as shall be determined by AUGI and the Board of Directors of the Purchaser.

            8.2 Employee Incentive Programs.

                  (a) AUGI Stock Options. Promptly after the Closing, AUGI's Board of Directors shall authorize for issuance stock options to the key employees of the Purchaser entitling such employees to purchase up to 50,000 shares of AUGI Common Stock, at an exercise price equal to the closing market price of AUGI's Common Stock, as traded on the NASDAQ National Market ("Nasdaq") on the Closing Date. Such options issued to each such employee shall vest on a cumulative basis, 25% of the options granted to each employee to vest after the completion of each year that such employee remains in the full-time employ of the Purchaser and/or its subsidiaries following the consummation of the Closing. Options shall be immediately exercisable upon vesting. Such options shall expire on the date which is thirty (30) days after the fourth (4th) anniversary of the Closing Date. Such options shall only be issued against completion, execution and delivery by each optionee of a subscription agreement, an offeree questionnaire, and a non-disclosure and non-competition agreement to be furnished to the Purchaser to each such optionee, such agreements to be substantially in the forms of the Subscription Agreement, the Offeree Questionnaire, and the Non-Disclosure and Non-Competition Agreement. Unexercised options shall be forfeited upon termination of employment of any optionee by the Purchaser, whether or not vested, for cause. Unvested options shall be forfeited upon termination of employment of any optionee by the Purchaser for any other reason.

                  (b) Stock Options in Stock of the Purchaser. If, and only if, the Purchaser consummates an initial public offering of its common stock after the Closing, the Board of Directors of the Purchaser may also issue to key employees of the Purchaser stock options of the Purchaser, in such amounts as the Board of Directors of the Purchaser shall then determine to be appropriate, and on terms otherwise no less favorable to the participants than the terms of the then-existing AUGI stock option plan for key employees; provided, that the exercise price shall be no lower than


                          Page 37 - Asset Purchase Agt-

120% of the initial public offering price.

                  (c) Cash Bonuses. Within thirty (30) days after the Closing, the Board of Directors of the Purchaser shall, in consultation with key executive officers of the Purchaser, establish an annual cash incentive bonus plan targeted to operating performance of the Purchaser. Dieffenbach will not be entitled to participate in any such bonus plan.

            8.3 Financing of the Purchaser.

            Subject to the provisions of this Section 8.3 and after the Closing, AUGI shall make available to the Purchaser certain inter-company loans and advances (the "AUGI Financing") to fund working capital requirements of the Purchaser, in accordance with the "Corporation's Budget" referred to in Section 8.3(c) below.

                  (a) Form of AUGI Financing. All AUGI Financing shall be in the form of intercompany loans and advances (each such loan or advance, an "Advance") from AUGI to the Purchaser reflected on the books of the Purchaser as either loans or as the issuance of shares of preferred stock of the Purchaser having liquidation preferences equal to the aggregate amount of the Advances, the form of each such Advance to be determined by AUGI in its sole discretion, and on such other terms and conditions as may be determined by AUGI in its sole discretion, including, without limitation, the following:

                        (i) each Advance shall bear interest (or, in the case of
                  preferred stock, cumulative dividends) at the rate of the Citibank, N.A. reported prime rate plus two percent (2%) per annum; and

                        (ii) each Advance shall be payable, as to principal (or,
                  in the case of preferred stock, redeemed), on a date which shall be the earlier to occur of (A) completion of the first public offer ing of the Purchaser's securities (either debt or equity), (B) the sale of all or substantially all of the stock or assets of the Purchaser, and (C) the applicable maturity date (each Advance shall have a term agreeable to AUGI of not less than one (1) year).

The AUGI Financing shall be furnished up to the maximum aggregate amount of $400,000, to be funded $100,000 upon consummation of the Closing, $50,000 on the date which shall be thirty days after such date, and $50,000 at the end of every other seven (7) day period thereafter until the aggregate sum of $400,000 shall have been so furnished.


                          Page 38 - Asset Purchase Agt-

                  (b) Use of Proceeds of AUGI Financing. All AUGI Financing shall be spent and allocated to working capital and such business, technology and marketing efforts and other corporate purposes as the Boards of Directors of AUGI and the Purchaser shall, from time to time determine; provided, that the expenditure of such funds shall be based upon the following.

                  (c) Annual Budgets and Forecasts. AUGI has determined to make the Advances available to the Purchaser on the basis of annual budgets and forecasts previously supplied to AUGI by the Company and Dieffenbach; provided, that (i) the annual budgets and forecasts shall be updated by the Company and Dieffenbach for the forty-eight (48) month period (based on AUGI's fiscal year ending July 31st) commencing on August 1, 1996 and ending on July 31, 2000, (ii) such updated annual budgets and forecasts for such period (the "Corporation's Budget"), which shall be satisfactory to AUGI in form and detail and in substance, shall have been received by AUGI prior to the Closing Date, and (iii) the timing of any Advance to the Purchaser shall be based upon satisfaction of the requirements established in the Corporation's Budget unless otherwise mutually agreed by the Purchaser's Board of Directors and AUGI's Board of Directors, it being understood and agreed that drawings of Advances which are not in accordance with the terms and conditions of the Corporation's Budget will not be made available by AUGI without the prior written approval of AUGI's Board of Directors. AUGI acknowledges that neither the budgets, the projections and information underlying the same, nor any other matter in connection with such budgets and projections, shall constitute a representation or warranty by the Seller or Dieffenbach.

            8.4 The Warrants. The Warrants to be issued by AUGI at Closing shall contain substantially the following terms and conditions:

                  (a) Each Warrant shall initially entitle its holder to acquire one share of AUGI Common Stock.

                  (b) Each Warrant shall be exercisable at the closing price of AUGI Common Stock as reported on the NASDAQ National Market on the Closing Date, provided, that the exercise price shall be reduced to $6.00 per share in the event that the Pre-Tax Income (as such term is hereinafter defined) of the Purchaser for the Purchaser's fiscal year ending July 31, 1997 is at least $150,000.

                  (c) The Warrants issued to any offer shall become exercisable as follows: one-third on the date which is one year after the Closing Date; one-third on the date which is two years after the Closing Date; and one-third on the date which is three years after the Closing Date. Each Warrant


                          Page 39 - Asset Purchase Agt-
      shall expire, to the extent not theretofore exercised, on a date which shall be three years following the Closing Date.

                  (d) Each Warrant shall contain certain anti-dilution provisions as set forth on Exhibit K to this Agreement.

                  (e) If, and only if, the exercise price of the Warrants is reduced to $6.00 per share of AUGI Common Stock to be acquired thereby pursuant to Section 8.4(b) hereof, then each Warrant shall provide for a form of value price adjustment as hereinafter set forth.

                        (i) In the event that the net income of the Purchaser,
            after deduction of all expenses paid or accrued for the period in question in accordance with GAAP, consistently applied, but before deduction for (x) costs associated with the settlement of debt (if any) incurred by the Purchaser prior to the Closing, (y) acquisition of capital assets, and (z) federal, state and local income taxes (the foregoing is hereinafter referred to as "Pre-Tax Income") for the Purchaser's fiscal years ending July 31, 1997 and July 31, 1998 (the "Measuring Years") shall equal or exceed $340,000 of Pre-Tax Income for the fiscal year ending July 31, 1997 and $2,650,000 of Pre-Tax Income for the fiscal year ending July 31, 1998 (the "Target Income"), AUGI shall provide a form of value guaranty adjustment to the Warrant holders based upon the premise that the average closing price of AUGI Common Stock, as traded on the NASDAQ National Market or other national securities exchanges (whichever is then the primary market for AUGI Common Stock) for the ninety (90) day period commencing October 1, 1998 and ending December 31, 1998 (the "Trading Price") shall exceed the then exercise price of the Warrants by $6.00 per share (the "Minimum Value Amount").

                        (ii) In the event that the accumulated Pre-Tax Income of
            the Purchaser for the two Measuring Fiscal Years ending July 31, 1998 shall equal or exceed $2,990,000, the Warrant holders shall be entitled to the full benefit of the Minimum Value Amount as hereinafter provided; provided, that the Pre-Tax Income for the fiscal year ended July 31, 1998 shall exceed the Pre-Tax Income for the fiscal year ended July 31, 1997.

                        (iii) In the event that the Pre-Tax Income of the
            Purchaser in each fiscal year ended July 31, 1997 and July 31, 1998 shall equal or exceed at least 50% of the Target Income for such year, the Minimum Value Amount shall be appropriately pro-rated. There shall, however,


                          Page 40 - Asset Purchase Agt-
            be no Minimum Value Amount whatsoever in the event that (x) the Purchaser does not achieve at least 50% of the Target Income in any one or more fiscal year, or (ii) the actual Pre-Tax Income in the fiscal year ending July 31, 1998 shall be less than 80% of the actual Pre-Tax Income in the fiscal year ending July 31, 1997.

                        (iv) In the event that the Purchaser's Pre-Tax Income in
            both of the two Measuring Fiscal Years shall exceed $2,990,000, then the Minimum Value Amount shall be subject to pro-rata increase as follows: assuming that the aggregate of the Minimum Value Amounts for all of the Warrants is $2,000,000, the increase in such aggregate Minimum Value Amounts for all of the Warrants shall be increased by $1.00 (to be divided and applied proportionately across all of the Warrants) for each $1.495 of accumulated Pre-Tax Income in excess of $2,990,000; provided, that the maximum aggregate amount of the Minimum Value Amounts shall be $4,000,000, irrespective of the Purchaser's accumulated Pre-Tax Income in both Measuring Fiscal Years.

                        (v) In the event that a Warrant holder shall be entitled
            to receive a Minimum Value Amount as calculated hereunder (because the Trading Price does not exceed the Warrant exercise price by at least the applicable Minimum Value Amount, if any), then AUGI shall have the right, at its sole option, to pay the dollar amount of such earned Minimum Value Amount to the Warrant holder by either (x) reducing the exercise price of the Warrants in whole or in part to an amount per share as shall, when compared to the Trading Price, equal the dollar amount of the applicable Minimum Value Amount, and/or (y) purchasing the unexercised Warrants at such a price per Warrant as shall equal the dollar amount of the applicable Minimum Value Amount.

                        (vi) The value price adjustment (and the application of
            the Minimum Value Amount) shall be applicable only to unexercised Warrants, and shall not apply to any Warrant shares purchased upon any full or partial exercise of Warrants.

                  (f) If, at any time on or prior to July 31, 1999, AUGI shall elect, at its option, to cause the Purchaser to effect an initial public offering of common stock of the Purchaser (a "Purchaser IPO"), each Warrant holder shall have the right, but not the obligation, to exchange all, but not less than all of the Warrants and the shares of AUGI Common Stock acquired by such Warrant holder upon exercise of the Warrants (provided, that each such exchanging Warrant holder,


                          Page 41 - Asset Purchase Agt-
      in the aggregate, shall then own not less than eighty percent (80%) of such Warrants originally issued to such Warrant holder and the shares of AUGI Common Stock acquired upon exercise of such Warrants by such Warrant holder (collectively, the "AUGI Securities")), on the basis hereinafter described, for shares of the common stock of the Purchaser. Each of the Warrant holders shall make such exchange election within ten (10) days following notice by AUGI to such Warrant holder of the Warrant holder's opportunity to make such an election (which notice shall be furnished prior to the filing by the Purchaser of its initial registration statement with the Securities and Exchange Commission in connection with such Purchaser IPO). Notwithstanding the foregoing, no Warrant holder will be required to retain eighty percent (80%) of the AUGI Securities in order for such Warrant holder to make such an exchange in the event that the Purchaser shall have earned at least $2,990,000 of Pre-Tax Income prior to the date of the Purchaser IPO. The maximum amount of shares that the Warrant holders, in the aggregate, may so exchange AUGI Securities for shall be ten percent (10%) of the fully diluted common stock of the Purchaser immediately prior to giving effect to pro-rata dilution to all stockholders of the Purchaser (including AUGI) resulting from the Purchaser IPO. This maximum 10% pool will be reduced proportionately, however, to the extent that Warrant holders, in the aggregate, exchange less than eighty percent (80%) of the original AUGI Securities for the IPO stock. Each exchanging Warrant holder may only receive in such an exchange the proportion of the 10% pool, as adjusted which the AUGI Securities the Warrant holder is exchanging constitute out of 80% of all of the original AUGI Securities.

                  (g) The Warrant holder shall forfeit his unexercised Warrants and rights to registration of his Warrants and Warrant Shares upon either
      (i) material breach by the Offeree to which the same were issued of such Offeree's Non-Disclosure and Non-Competition Agreement with the Purchaser or (ii) termination of such Offeree's employment by the Purchaser for "cause" if such Offeree becomes an employee of the Purchaser subsequent to the Closing.

            8.5 Maintenance and Reservation of Sufficient Securities to Perform Obligations. From and after the Closing Date, AUGI shall take such steps as are necessary to cause AUGI to continue to have sufficient authorized and unissued shares of AUGI Common Stock reserved in order to permit the exercise of all outstanding Warrants.

      9.    AMENDMENTS AND MODIFICATIONS.

            9.1 Amendments and Modifications. No amendment or


                          Page 42 - Asset Purchase Agt-
modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

      10.   NON-ASSIGNABILITY; BINDING EFFECT.

            10.1 Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, adminis trators, personal representatives, successors and permitted assigns.

      11.   NOTICES.

            11.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                  (a)   If to the Company or Dieffenbach:

                        Seattle Online, Inc.
                        1417 4th Avenue, Third Floor
                        Seattle, Washington 98101-2219
                        Attn: Craig Dieffenbach

                        with a copy sent concurrently to:

                        Bogle & Gates P.L.L.C.
                        Two Union Square
                        601 Union Street
                        Seattle, Washington, 98101-2346
                        Attn: Steven B. Winters, Esq.

                  (b)   If to Purchaser or AUGI:

                        American United Global, Inc.
                        25 Highland Boulevard
                        Dix Hills, New York 11747
                        Attention: Robert M. Rubin, President

                        with a copy sent concurrently to:

                        Greenberg Traurig Hoffman
                        Lipoff Rosen & Quentel


                          Page 43 - Asset Purchase Agt-

                        153 East 53rd Street
                        New York, New York 10022
                        Attention:  Andrew J. Cosentino, Esq.

or to such other address as any party shall have specified by notice in writing given to all other parties.

      12.   INDEMNIFICATION.

            12.1 General.

                  (a) By the Company and Dieffenbach. Without prejudice to any rights of contribution as between them, from and after the Closing Date: each of the Seller and Dieffenbach shall jointly and severally defend, indemnify and hold harmless the Purchaser and AUGI and their respective officers, directors, agents, representatives, and controlling persons (all of the foregoing, the "AUGI Group") from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively, "Losses") that the AUGI Group may incur, sustain or suffer as a result of any breach of, or failure by the Company or Dieffenbach to perform, any of the representations, warranties, covenants or agreements of the Company or Dieffenbach contained in this Agreement or in any Exhibit or any Schedule(s) furnished by or on behalf of the Company or Dieffenbach under this Agreement.

                  (b) By the AUGI Group. From and after the Closing Date, AUGI and the Purchaser, jointly and severally, shall indemnify, defend and hold harmless the Seller and Dieffenbach, from, against and in respect of any and all Losses that such person may incur, sustain or suffer as a result of any breach of, or failure by the Purchaser or AUGI to perform, any of the representa tions, warranties, covenants or agreements of the Purchaser or AUGI contained in this Agreement or in any Exhibit or any Schedule(s) furnished by or on behalf of the Purchaser or AUGI under this Agreement.

            12.2    Limitations on Certain Indemnities.

                  (a) The Basket. Notwithstanding any other provision of this Agreement to the contrary, neither the Seller nor Dieffenbach shall be liable to AUGI or the Purchaser with respect to Losses, and neither AUGI or the Purchaser shall be liable to the Seller or Dieffenbach with respect to Losses, unless and until the aggregate amount of all Losses incurred by the Purchaser or AUGI in the aggregate, on the one hand (in the case of indemnification by the Seller or Dieffenbach), or by the Seller or Dieffenbach in the aggregate, on the other hand (in the case of indemnification by AUGI or the Purchaser), shall exceed the sum of $10,000 (the


                          Page 44 - Asset Purchase Agt-

"Basket"). The applicable indemnifying party shall thereafter be liable, jointly and severally, for performance of its indemnifica tion obligations under this Agreement in respect of all Losses in excess of the Basket, provided that the maximum aggregate liability of the Seller and Dieffenbach in respect of all Losses of AUGI or the Purchaser, on the one hand, and the maximum aggregate liability of AUGI and the Purchaser in respect of all Losses of the Seller and Dieffenbach, on the other hand, shall not, in the absence of proven fraud by such indemnifying party in respect of any particu lar Losses, in any event exceed the limitations set forth in Section 12.2(b) below; provided, that nothing contained in this Agreement shall be deemed to limit the rights and remedies of the parties hereto under applicable federal or state securities laws.

                  (b) Limitation on Amount of Indemnity. Except with respect to any Losses involving proven fraud by the indemnifying party, no indemnifying party hereunder found liable for any Losses by any indemnified party under this Agreement shall be required to pay indemnification hereunder, after application of the Basket against the aggregate amount of claims against any or all of the Seller and Dieffenbach, on the one hand, or against AUGI and the Purchaser, on the other hand, in excess of a maximum amount equal to twenty (20%) percent of the aggregate value of the Indemnifiable Consideration received by such party pursuant to this Agreement (which term shall include the Purchase Price and any other Warrants issued to an Offeree, with Warrants received by any Offeree being assumed to have been exercised at the Closing Date, and such Warrants, or the shares of AUGI Common Stock acquired upon exercise of such Warrants, being valued for such purpose at a price per share of AUGI Common Stock equal to the closing price per share of AUGI Common Stock, as reported on The NASDAQ National Market, on the Closing Date (the "Per Share Value")); provided, that if any such indemnifying party shall have been found by any court of competent jurisdiction (which may include affirmation of the findings of the arbitrators in any arbitration provided for herein) from which no appeal can or shall be taken, to have committed fraud, the maximum indemnified amount under this Agreement shall be 100% of the aggregate value of the Indemnifiable Consideration, as calculated above. Dieffenbach shall have the option to satisfy, in whole or in part, any claims for indemnification hereunder by transferring and returning to AUGI any or all of the AUGI Common Stock he shall have acquired upon exercise of Warrants, which, for purposes hereof, shall (regardless of any intervening fluctuations in market price) be deemed to have a value equal to the Per Share Value, subject only to appropriate adjustment to reflect any stock splits, stock dividends, recapitalizations or other such events relating to the AUGI Common Stock occurring after the date hereof. Nothing herein contained, however, shall be deemed to preclude the Purchaser and/or AUGI from seeking and obtaining payment of indemnification from Dieffenbach in any other manner, subject to Dieffenbach's option to pay any claim (in whole or in part) in the


                          Page 45 - Asset Purchase Agt-
foregoing manner.

                  (c) Damages and Equitable Relief. Notwithstanding the provisions of Section 12.2(b) above, nothing contained in this Agreement shall be deemed to limit or restrict the right of any party hereto from seeking such monetary damages and/or equitable remedies (including injunctive relief) as may be available from any court of competent jurisdiction in the event of a breach by any other party or parties of any material covenant on its or their part contained in the Registration Rights Agreement, the Non-Competition and Non-Disclosure Agreement and/or the Employment Agreement.

                  (d) Time Limitation on Indemnity for Breach of Representations, Warranties, Agreements, and Covenants. AUGI and the Purchaser shall be entitled to indemnification by the Seller and Dieffenbach, and the Seller and Dieffenbach shall be entitled to indemnification by AUGI or the Purchaser, pursuant to this Agreement for Losses relating to: (i) breach of any representation or warranty or agreement or covenant hereunder only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before the date which is one year after the Closing Date, or (ii) with respect to Losses relating to a breach of any representations or warranties by the Seller or Dieffenbach with respect to tax matters, the expiration of the final statute of limitations for the tax returns covered by the applicable representations and warranties.

                  (e) Prejudice of Rights to Defend. No party shall be entitled to indemnification pursuant to this Agreement in the event that the subject claim for indemnification relates to a third-party claim and the party seeking such indemnification delayed giving notice thereof to the party from whom it seeks such indemnification to such an extent as to cause material prejudice to the defense of such third-party claim.

                  (f) Insurance Coverage. Notwithstanding any other term or provision of this Section 12.2, absent only a finding by a court of competent jurisdiction from which no appeal can or shall be taken that an indemnifying party shall have committed statutory or common law fraud, no indemnifying party shall be required to indemnify any indemnified party hereunder for Losses to the extent that such Losses shall have been reimbursed by insurance proceeds. In the event that insurance reimbursement has not covered the full amount of such Losses, the indemnifying party shall remain liable for the full amount of the difference between the insurance payment as described above and the amount of the Losses, subject to the limitations set forth above.

            12.3 Claims for Indemnity. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder,


                          Page 46 - Asset Purchase Agt-
the indemnified party shall use its best efforts to notify the indemnifying party in writing within sixty (60) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall set forth in reasonable detail for purposes of such notice the facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent then reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be so duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnifi cation established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemni fication hereunder.

            12.4 Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choos ing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

      13.   COSTS.

               13.1 Finder's or Broker's Fees. Except as set forth herein, each of the Purchaser and AUGI (on the one hand) and the Company and Dieffenbach (on the other hand) represents and warrants that neither they nor any of their respective Affiliates have dealt with any broker or finder in connection with any of the transac tions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.


                          Page 47 - Asset Purchase Agt-

            13.2 Expenses. The Purchaser and AUGI, on one hand, and the Company or Dieffenbach, on the other hand, shall each pay all of their own respective costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, except that AUGI will be responsi ble for the costs and expenses incurred in obtaining the audit opinion on the Financial Statements, if any.

      14.   FORM OF AGREEMENT.

            14.1 Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

            14.2 Entire Agreement; Waivers. This Agreement consti tutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the Schedules and Exhibits hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            14.3 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.   PARTIES.

            15.1 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

      16.   GOVERNING LAW; JURISDICTION.

            16.1 Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed


                          Page 48 - Asset Purchase Agt-
in accordance with the laws of the State of Washington applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Section 12.2(c) above, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in Seattle, Washington, or in any other locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. The parties hereto hereby agree to submit to the jurisdiction of such an arbitrator in Seattle, Washington for such purpose, and waive all objections to venue, forum non conveniens, and related objections in connection therewith. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any tran script, and the parties' reasonable attorneys' fees, taking into account the merits and good faith of the parties' claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                               AMERICAN UNITED GLOBAL, INC.


                               By:____________________________________

                               SEATTLE ONLINE ACQUISITION CORP.


                               By:____________________________________

                               SEATTLE ONLINE, INC.


                               By:____________________________________
                                  Name:  Craig Dieffenbach
                                  Title:  President


                               --------------------------------
                                      CRAIG DIEFFENBACH


                          Page 49 - Asset Purchase Agt-

                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

      Reference is made to the ASSET PURCHASE AGREEMENT (the "Asset Purchase Agreement"), entered into the 17th day of October, 1996 by and among AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE ACQUISITION CORP., a Washington corporation ("Purchaser"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE, INC., a Washington corporation (the "Company", which is also sometimes hereinafter referred to as the "Seller"), having its principal offices at 1417 4th Avenue, Third Floor, Seattle, Washington 98101-2219; and CRAIG DIEFFENBACH ("Dieffenbach", who is also sometimes hereinafter referred to as the "SO Stockholder"), the principal stockholder of the Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in or by reference in the Asset Purchase Agreement.

      Seller and Dieffenbach desire additional time in order to satisfy certain conditions to Closing, and AUGI and Purchaser are willing to permit Seller and Dieffenbach a limited amount of additional time for such purposes.

      The parties to the Asset Purchase Agreement also desire to correct a typographical error therein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

      1. Section 2.1 of the Asset Purchase Agreement is hereby amended to provide that the "Closing Date" shall be October 25, 1996.

      2. Section 8.4 (c) of the Asset Purchase Agreement is hereby amended so that the word "offer" on the first line thereof is corrected to be "Offeree".

      3. The Asset Purchase Agreement continues to be in full force and effect and, except as expressly amended hereby, without any amendment or modification therein or waiver of any term thereof.

      4. This Amendment No. 1 to the Asset Purchase Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the 22nd day of October, 1996.

                                 AMERICAN UNITED GLOBAL, INC.


                                 By:_____________________________

                                 SEATTLE ONLINE ACQUISITION CORP.


                                 By:_____________________________

                                 SEATTLE ONLINE, INC.


                                 By:_____________________________
                                    Name:  Craig Dieffenbach
                                    Title:  President


                                 --------------------------------
                                        CRAIG DIEFFENBACH


                          Page 2 - Asset Purchase Agt-

                   AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

      Reference is made to the ASSET PURCHASE AGREEMENT (the "Asset Purchase Agreement"), entered into the 17th day of October, 1996 by and among AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE ACQUISITION CORP., a Washington corporation ("Purchaser"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE, INC., a Washington corporation (the "Company", which is also sometimes hereinafter referred to as the "Seller"), having its principal offices at 1417 4th Avenue, Third Floor, Seattle, Washington 98101-2219; and CRAIG DIEFFENBACH ("Dieffenbach", who is also sometimes hereinafter referred to as the "SO Stockholder"), the principal stockholder of the Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in or by reference in the Asset Purchase Agreement.

      Reference is also made to Amendment No. 1 to the Asset Purchase Agreement, dated October 22, 1996.

      Seller and Dieffenbach desire additional time in order to satisfy certain conditions to Closing, and AUGI and Purchaser are willing to permit Seller and Dieffenbach a limited amount of additional time for such purposes.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

      1. Section 2.1 of the Asset Purchase Agreement is hereby amended to provide that the "Closing Date" shall be October 29, 1996.

      2. The Asset Purchase Agreement continues to be in full force and effect and, except as expressly amended hereby, without any amendment or modification therein or waiver of any term thereof.

      3. This Amendment No. 2 to the Asset Purchase Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the 25nd day of October, 1996.

                                 AMERICAN UNITED GLOBAL, INC.


                                 By:_____________________________

                                 SEATTLE ONLINE ACQUISITION CORP.


                                 By:_____________________________

                                 SEATTLE ONLINE, INC.


                                 By:_____________________________
                                    Name:  Craig Dieffenbach
                                    Title:  President


                                 --------------------------------
                                        CRAIG DIEFFENBACH


                          Page 2 - Asset Purchase Agt-

                   AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT

      Reference is made to the ASSET PURCHASE AGREEMENT (the "Asset Purchase Agreement"), entered into the 17th day of October, 1996 by and among AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE ACQUISITION CORP., a Washington corporation ("Purchaser"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE, INC., a Washington corporation (the "Company", which is also sometimes hereinafter referred to as the "Seller"), having its principal offices at 1417 4th Avenue, Third Floor, Seattle, Washington 98101-2219; and CRAIG DIEFFENBACH ("Dieffenbach", who is also sometimes hereinafter referred to as the "SO Stockholder"), the principal stockholder of the Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in or by reference in the Asset Purchase Agreement.

      Seller, Dieffenbach, AUGI, and Purchaser have heretofore executed and delivered Amendments No. 1 and 2 to the Asset Purchase Agreement. Seller, Dieffenbach, AUGI, and Purchaser desire to further amend the Asset Purchase Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

      1. Amendments No. 1 and 2 to the Asset Purchase Agreement are hereby superseded in their entirety by this Amendment No. 3 and shall be of no further force and effect.

      2. Section 2.1 of the Asset Purchase Agreement is hereby amended to provide that the "Closing Date" shall be November 1, 1996, unless postponed to November 4th, 5th, or 6th by AUGI.

      3. The Seller has been unable to secure all of the payoff, release, and settlement letters from creditors required to be delivered to Purchaser at the Closing. Consequently, the parties to the Asset Purchase Agreement hereby agree that, notwithstanding Section 1.5 of the Asset Purchase Agreement and any related provisions to the contrary, the Purchaser shall only be required to deliver to Seller at Closing such portions of the Creditor Shares and the Cash Sum as are covered by the payoff, release, and settlement letters delivered to Purchaser, provided, that Purchaser shall be entitled to withhold a sufficient amount of the Cash Sum and the Creditor Shares for application to the balance of the creditors upon delivery to the Purchaser of payoff, release, and settlement letters from such creditors, such amount being held to be paid after the Closing as a deferred purchase price payment, without interest, against delivery of such payoff, release, and settlement letters satisfactory to Purchaser.

      4. Exhibit J to the Asset Purchase Agreement is hereby amended to be in the forms of the Exhibit J annexed hereto for use in connection with Robert P. Manning and the Exhibit J annexed hereto for use with regard to all other persons who are to execute and deliver the same in connection with the Closing.

      5. Section 7.8 of the Asset Purchase Agreement is hereby amended by striking the words "substantially on the terms and conditions of Section 8.4 to this Agreement" and substituting therefor the words "in the form furnished to Dieffenbach by AUGI on November 1, 1996."

      6. Section 7.9 of the Asset Purchase Agreement is hereby amended by striking the words "substantially on the terms and conditions of Section 8.4 to this Agreement" and substituting therefor the words "in the form of the Exhibit to the form of Non-Competition and Non-Disclosure Agreement executed and delivered by Robert P. Manning and AUGI."

      7. All references in the Asset Purchase Agreement to "Robert L. Manning" are hereby corrected to be references to "Robert P. Manning."

      8. The text of Section 8.4 of the Asset Purchase Agreement is deleted in its entirety and, in place thereof, the following is inserted: "[intentionally omitted]".

      9. Exhibit K to the Asset Purchase Agreement is hereby omitted in its entirety.

      10. Article 5 of the Asset Purchase Agreement is hereby amended by adding the following new Section 5.11: Name Change. Within five (5) business days after the Closing Date, the Seller shall change its name to any name not including or being similar to "Seattle OnLine, Inc.", and shall facilitate any efforts by the Purchaser to change its name to "Seattle OnLine, Inc." or any similar name or to protect its rights with respect to use of the same.

      11. Section 4.1 of the Asset Purchase Agreement is hereby amended to provide that in connection with the closing, AUGI will deliver a copy of its by-laws to Seller and Dieffenbach reasonably promptly upon their request after the Closing.

      12. The Asset Purchase Agreement continues to be in full force and effect and, except as expressly amended hereby, without any amendment or modification therein or waiver of any term thereof.


                            Page 2 - Amend. 3 to Agt-

      13. This Amendment No. 3 to the Asset Purchase Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the 1st day of November, 1996.

                                 AMERICAN UNITED GLOBAL, INC.


                                 By:_____________________________
                                    Name:
                                    Title:

                                 SEATTLE ONLINE ACQUISITION CORP.


                                 By:_____________________________
                                    Name:
                                    Title:

                                 SEATTLE ONLINE, INC.


                                 By:_____________________________
                                    Name:  Craig Dieffenbach
                                    Title:  President


                                 --------------------------------
                                  CRAIG DIEFFENBACH, individually


                            Page 3 - Amend. 3 to Agt-

           MODIFICATION TO AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT

      Reference is made to the ASSET PURCHASE AGREEMENT (the "Asset Purchase Agreement"), entered into the 17th day of October, 1996 by and among AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE ACQUISITION CORP., a Washington corporation ("Purchaser"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; SEATTLE ONLINE, INC., a Washington corporation (the "Company", which is also sometimes hereinafter referred to as the "Seller"), having its principal offices at 1417 4th Avenue, Third Floor, Seattle, Washington 98101-2219; and CRAIG DIEFFENBACH ("Dieffenbach", who is also sometimes hereinafter referred to as the "SO Stockholder"), the principal stockholder of the Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in or by reference in the Asset Purchase Agreement.

      Seller, Dieffenbach, AUGI, and Purchaser have heretofore executed and delivered Amendments No. 1, 2 and 3 to the Asset Purchase Agreement. Seller, Dieffenbach, AUGI, and Purchaser desire to modify and further amend Amendment No. 3, dated November 1, 1996, to the Asset Purchase Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree to add the following terms to Amendment No. 3 to the Asset Purchase Agreement:

      A. Section 1.5(a)(ii) shall read "up to 25,000 shares in the aggregate" in place of the words "25,000 shares."

      B. With respect to Section 2.3 of the Asset Purchase Agreement, the parties agree that:

            1. Regarding the lease listed in Schedule 3.10 of the Asset Purchase Agreement, an assignment and assumption agreement will be executed in a form satisfactory to Purchaser and AUGI no later than five (5) business days after Closing;

            2. Seller shall deliver, within five (5) business days of Closing, any instruments or letters or other documents which may be required authorizing Seattle Online Acquisition Corporation to endorse Seattle Online, Inc.'s names on checks, drafts, notes and other documents received in payment of any accounts receivable or other property sold, as described in Section 2.3(ix) and Section
5.4 of the Asset Purchase Agreement;

            3. Seller shall deliver within five (5) business days of Closing, any documentation necessary to effectuate the assignment of Seattle Online, Inc.'s insurance policies, as described in Section 2.3(x) of the Asset Purchase Agreement; and

            4. Seller shall deliver any other documents and instruments as may be otherwise reasonably necessary to evidence the transfer and sale of assets as described in the Asset Purchase Agreement.

      C. No later than five (5) business days after Closing, Seller shall effect such corporate action as may be necessary to evidence changing the registered corporate name and any registered trade names from "Seattle Online, Inc." to another corporate name and/or "dba" so long as such name shall not be confusingly similar to "Seattle Online" or any variations thereof; and transfer all registered and reserved domain names from Seattle Online, Inc. as provided for in Disclosure Schedule 3.21 to Seattle Online Acquisition Corporation.

      D. The reference in Section 6.12 of the Asset Purchase Agreement to Mr. Anthony Romano is hereby corrected to be a reference to Mr. Howard Katz.

      Unless otherwise modified or amended as provided for herein, the terms of Amendment No. 3 to the Asset Purchase Agreement shall remain valid and fully enforceable.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the _____ day of November, 1996.

                                 AMERICAN UNITED GLOBAL, INC.


                                 By:_____________________________
                                    Name:
                                    Title:

                                 SEATTLE ONLINE ACQUISITION CORP.


                                 By:_____________________________
                                    Name:
                                    Title:

                                 SEATTLE ONLINE, INC.


                                 By:_____________________________
                                    Name:  Craig Dieffenbach
                                    Title:  President


                                 --------------------------------
                                  CRAIG DIEFFENBACH, individually


                                     Page 2